UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.         )
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Chicago Bridge & Iron Company N.V.
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CHICAGO BRIDGE & IRON COMPANY N.V.
Prinses Beatrixlaan 35
2595 AK THE HAGUE, THE NETHERLANDS
NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 4, 2016
To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.
You are hereby notified that the Annual General Meeting of Shareholders (the "Annual Meeting") of Chicago Bridge & Iron Company N.V. ("CB&I", "CBI", the "Company" or "we") will be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 4, 2016, for the following purposes:
1. To elect one member of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2017. Our Supervisory Board recommends the election of Michael L. Underwood to fill this position;
2. To elect two members of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2019. Our Supervisory Board recommends the election of Deborah M. Fretz and James H. Miller to fill these positions;
3. To approve, by non-binding vote, the compensation of the Company’s named executive officers;
4. To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2015 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2015;
5. To approve the final distribution to shareholders for the year ended December 31, 2015 in an amount of $0.28 per share, which has previously been paid to shareholders in the form of interim distributions;
6. To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2015;
7. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2015;
8. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 30, 2016;
9. To approve the extension of the authority of our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital until November 4, 2017 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;
10. To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of rights to acquire shares, until May 4, 2021;
11. To approve an Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan; and
12. To discuss our dividend policy.
Our Dutch statutory annual accounts and the annual report of the Management Board, our Annual Report on Form 10-K, the charters of each of our Audit, Nominating, Organization and Compensation, Corporate Governance and Strategic Initiatives Committees, our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, www.cbi.com, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our principal executive offices at Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations. Copies of the documents listed above are also available for inspection by shareholders free of charge at our offices in The Hague listed above.
REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.
Richard E. Chandler, Jr.,
Secretary
March 24, 2016
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 4, 2016: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com.

CB&I
PROXY STATEMENT
This proxy statement, which is first being mailed or made available to holders of registered shares on or about March 24, 2016, is furnished in connection with the solicitation of proxies on behalf of CB&I, which asks you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 4, 2016 (the "Annual Meeting"), for the purposes set forth in the foregoing notice and agenda.
We are utilizing U.S. Securities and Exchange Commission ("SEC") rules allowing companies to furnish proxy materials over the Internet. Instead of a paper copy of this proxy statement and our 2015 Annual Report, most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report and a form of proxy card.
Each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. All shares represented by proxies duly executed and received by us within the time indicated on the accompanying proxy (the "Voter Deadline") will be voted at the Annual Meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Messrs. Miller and Underwood and Ms. Fretz to our Supervisory Board and for all other proposals described in this proxy statement. If any other business is properly brought before the Annual Meeting under our Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the Annual Meeting.
A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).
Only holders of record of the 105,098,895 registered shares of our share capital, par value EUR 0.01 (the "common shares" or "shares"), outstanding at the close of business on March 10, 2016 are entitled to notice of and to vote at the Annual Meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to April 27, 2016. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.
Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a nominee to be a member of the Supervisory Board and "broker non-votes" will be considered present at the meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your common shares in its discretion on "routine matters" and may give or authorize the giving of a proxy to vote the common shares in its discretion on such matters. The appointment of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.
We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation materials to the beneficial owners of our shares. We have also retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee and the reimbursement of customary disbursements. Such fee and disbursements are not expected to exceed $30,000 in the aggregate.
Shareholders and interested persons may communicate with the Supervisory Board or one or more directors by sending a letter addressed to the Supervisory Board or to any one or more directors in care of Richard E. Chandler, Jr., Secretary, CB&I, Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, in an envelope clearly marked "Shareholder Communication." Mr. Chandler’s office will forward such correspondence unopened to Larry D. McVay, or to another independent director, unless the envelope specifies that it should be delivered to another director.

CORPORATE GOVERNANCE
Certain Transactions
Director Independence
The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board and generally no more than one director who is also an employee. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange ("NYSE") listing standards and the criteria set forth in Exhibit A ("Exhibit A") to our Corporate Governance Guidelines (which comply with and in some cases are stricter than NYSE listing standards) available through our website, www.cbi.com, is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or indirectly, such as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. As stated in Exhibit A, a director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within 5 years since the end of either the affiliation or the auditing relationship;

•
has not been part of an "interlocking directorate" in which one of our executive officers serves on the compensation committee of another company that concurrently employs or employed the director within the last 5 years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•
is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.
However, in making the determination as to independence, the Supervisory Board will broadly consider all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. Such determinations, in individual cases, may warrant exceptions to the above general guidelines. Based on these guidelines, the Supervisory Board has determined that the following members of the Supervisory Board do not have a relationship with us, and that each of Messrs. Bolch, Flury, Kissel, McVay, Miller, and Underwood and Mses. Fretz and Williams are independent under the standards described above. Mr. Asherman, our Chief Executive Officer, is not independent. The Supervisory Board has also determined that all members of the Supervisory Board, except Mr. Asherman, are "independent" as that term is defined by the Code adopted by the Dutch Corporate Governance Committee on December 9, 2003 and subsequently amended and restated in October 2008 (the "Dutch Corporate Governance Code").
Related Party Transactions
The Nominating Committee of the Supervisory Board is responsible for reviewing all transactions that might represent a conflict or potential conflict of interest on the part of shareholders who hold more than 10% of our shares, directors, officers and employees. The Nominating Committee will analyze such potential conflicts of interest in order to ensure compliance with the Company’s Code of Ethics and the Company’s Code of Conduct, and make recommendations to the Supervisory Board concerning the granting of waivers, if appropriate, under the Company’s Code of Ethics. Each director, officer and employee must make prompt and full disclosure of all potential conflicts of interest to the President and Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer of the Company or the Non-Executive Chairman (defined below) or the Chairman of the Audit Committee. A conflict of interest includes any shareholder who holds more than 10% of our shares, a director, officer or employee having a financial interest in any contract with us or in any organization doing business with us, or any such person receiving improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each member of the Supervisory Board and each executive officer is obligated to complete a Director and Officer Questionnaire, which requires disclosure of any transactions with the Company in which the member of the Supervisory Board or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Ethics and the Nominating Committee charter available through our website, www.cbi.com.

Nominations for Directors/Director Qualifications
The Nominating Committee of the Supervisory Board is also responsible for screening potential members of the Supervisory Board and recommending qualified candidates to the Supervisory Board for nomination. Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses a diverse number of specific factors such as independence, judgment, business experience, financial knowledge and expertise, technical skills and knowledge, knowledge of our core business, international background and experience and other particular skills to enable a Supervisory Board member to make a significant contribution to the Supervisory Board, the Company and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee ("Appendix I"), available through our website, www.cbi.com, are diverse and relevant criteria and characteristics and specific experience, qualifications, attributes and skills to be considered by the Nominating Committee in identifying nominees to be a member of the Supervisory Board, including:

•	holding a position as a chief executive officer or chief operating officer or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	technological expertise;

•	financial adeptness, liability/equity management and human relations skills;

•	outside interests;

•	participation on other boards;

•	education;

•	ability to serve for at least five years;

•	compatibility with existing Supervisory Board, management and the Company corporate culture; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.
The Nominating Committee and the Supervisory Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background and education. The Nominating Committee and the Supervisory Board consider how a specific nominee contributes to the diversity of the Supervisory Board by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Supervisory Board. The Nominating Committee identifies nominees through the use of third-party entities whose practice includes outside director searches and by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Nominating Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Richard E. Chandler, Jr., Secretary, CB&I, Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands.
Board Leadership Structure and Role in Risk Oversight
The Supervisory Board requires that the Chairman of the Supervisory Board be a non-executive. The Supervisory Board separates the roles of Chief Executive Officer and Chairman of the Supervisory Board in recognition of the differences between the two roles and the commitment required by each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the non-executive Chairman of the Supervisory Board (the "Non-Executive Chairman"), as an independent leader, to lead the Supervisory Board in its fundamental role of providing advice to and independent oversight of management. The Supervisory Board recognizes both the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, and the commitment required of the Non-Executive Chairman to properly fulfill his role. The Supervisory Board believes this structure is appropriate for the Company not only because of the size and composition of the Supervisory Board, the scope and complexity of the Company’s operations and the responsibilities of the Supervisory Board and management, but also as a demonstration of our commitment to good corporate governance.
While the Supervisory Board is ultimately responsible for risk oversight, four Supervisory Board committees assist the Supervisory Board in fulfilling its oversight responsibilities in certain areas of risk. The Supervisory Board exercises its risk oversight authority through various processes and procedures adopted by the Supervisory Board’s Audit Committee, Strategic Initiatives Committee, Corporate Governance Committee and Organization and Compensation Committee.
The Audit Committee assists the Supervisory Board in its involvement in the Company’s risk management process by providing oversight for the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s independent registered public accounting firm’s qualifications and independence;

•	performance of the Company’s independent registered public accounting firm and our internal audit function; and

•	Company’s system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

The Strategic Initiatives Committee, chaired by the Non-Executive Chairman, participates in and, in certain instances, oversees significant core activities of the Company. The Strategic Initiatives Committee deals directly with risk-related issues facing the Company when and as the Committee carries out its duties to:

•
review and approve on behalf of the Supervisory Board contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority of the Chief Executive Officer;

•
review and make recommendations to the Supervisory Board with respect to matters brought to its attention by the Chief Executive Officer in the ordinary course of business that exceed his approval authority under the authority matrix adopted by the Supervisory Board; and

•	review and discuss matters brought to its attention by the Chief Executive Officer that the Strategic Initiatives Committee finds appropriate.

The Corporate Governance Committee participates in identifying and participating in the management of risk factors facing the Company through its responsibility to the Supervisory Board to:

•
provide perspective on economic, business and technology trends and events that could cause the Company to change the allocation of resources among its existing businesses or to enter new business, and to review the business planning process of the Company;

•	review various policies and practices of management in the areas of corporate governance;

•	establish and review corporate goals and objectives;

•	consider the overall relationship of Supervisory Board members and the Company’s management; and

•	develop, review and recommend to the Supervisory Board a set of corporate governance guidelines applicable to the Company.
The Organization and Compensation Committee undertakes risk oversight of the Company’s compensation programs through its responsibility to the Supervisory Board to:

•	establish and review the Company’s overall compensation philosophy, strategy and guidelines so that the design of the Company’s compensation programs does not encourage excessive risk taking;

•	establish and review annual incentive and long-term incentive compensation plans so that they do not create risks reasonably likely to have a material adverse effect on the Company; and

•	establish and review corporate goals and objectives supported by the Company’s compensation programs so that rewards are aligned with the interests of shareholders.
Based on information and reports received by the Supervisory Board from these committees and from regular or special Supervisory Board meetings, appropriate guidance and involvement can be directed to areas which may expose the Company to risks in operation, legal compliance, financial reporting and other aspects of the business of the Company. The Non-Executive Chairman works with the Chief Executive Officer during the strategic planning process to ensure that management strategies, plans and performance metrics are communicated to the Supervisory Board and that concerns of the Supervisory Board are addressed in the development of these plans and attends and participates in quarterly management reviews of the performance of the Company. Finally, the Non-Executive Chairman attends and participates in quarterly management meetings in which, as part of the review of the Company’s overall performance, various risk issues are identified and addressed.
Code of Ethics
We have a Code of Ethics that applies to all of our employees, directors and officers, including our chief executive officer and our chief financial officer (who is our principal accounting officer). Our Code of Ethics is available on our website at www.cbi.com. If, in the future, we amend, modify or waive a provision in our Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website. Our website is not a part of this Proxy Statement.

COMMITTEES OF OUR SUPERVISORY BOARD
The Supervisory Board has five standing committees to assist the Supervisory Board in the execution of its responsibilities. These committees are the Audit Committee, the Organization and Compensation Committee, the Nominating Committee, the Corporate Governance Committee, and the Strategic Initiatives Committee. Each committee is composed of a minimum of three members of the Supervisory Board (except the Corporate Governance Committee, which consists of all non-management members of the Supervisory Board) who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules adopted thereunder, the listing standards of the NYSE in effect from time to time and the Dutch Corporate Governance Code. Each committee functions under a charter adopted by the Supervisory Board that can be accessed through our website, www.cbi.com, and is available in print to any shareholder who requests it.
Audit Committee
The current members of the Audit Committee are Mr. Underwood (Chairman) and Messrs. McVay and Miller and Mses. Fretz and Williams. The Supervisory Board has determined that Ms. Fretz, Mr. McVay, Mr. Miller, Mr. Underwood and Ms. Williams are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual and Mr. Underwood and Mses. Fretz and Williams meet the definition of "audit committee financial expert," as such term is defined under the rules of the SEC, and the definition of "financial expert" as defined by the Dutch Corporate Governance Code. The Supervisory Board has also determined that Mses. Fretz and Williams and Messrs. McVay, Underwood and Miller possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls. Representatives of our independent registered public accounting firm participated in Audit Committee meetings, including periodic executive sessions independent of management, to discuss auditing and financial reporting matters.
The Audit Committee met seven times during 2015. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.
The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services in connection with the approval of the independent registered public accounting firm’s audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but no less often than quarterly. It approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. The Chief Financial Officer may approve services that are consistent with the permissible services specifically pre-approved by the Audit Committee. Where the services are not specified by the pre-approval policy and the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fees are monitored by the Audit Committee at its quarterly meeting.
Audit Fees
For the years ended December 31, 2015 and 2014, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2015	2014
Audit Fees (1)	$6,169,000	$5,381,000
Audit-Related Fees	—	—
Tax Fees (2)	465,000	311,000
All Other Fees (3)	8,000	2,000
Total	$6,642,000	$5,694,000

(1)
Audit Fees consist of fees and out of pocket expenses for the audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; statutory and regulatory audits and consents; financial accounting and reporting consultations; and other services related to SEC matters.

(2)	Tax Fees consist of fees for tax consulting services, including transfer pricing documentation, tax advisory services and compliance matters.

(3)	All Other Fees consist of permitted non-audit services.

All of the fees set forth in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures described above.
The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s independence.
The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee.
Report of the Audit Committee of the Supervisory Board
The following is the report of the Audit Committee of the Supervisory Board with respect to our audited financial statements for the year ended December 31, 2015.
The Supervisory Board has adopted a written charter for the Audit Committee.
We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2015.
We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the U.S. Public Company Accounting Oversight Board ("PCAOB").
We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence. The Audit Committee has also reviewed the non-audit services provided by the Company’s independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company’s independent registered public accounting firm’s independence.
Based on the reviews and discussions referred to above, we recommended to the Supervisory Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Michael L. Underwood (Chairman)
Deborah M. Fretz
Larry D. McVay
James H. Miller
Marsha C. Williams
Organization and Compensation Committee
The current members of the Organization and Compensation Committee are Mr. Kissel (Chairman), Messrs. Bolch and Underwood and Ms. Fretz. The Supervisory Board has determined that Messrs. Kissel, Bolch and Underwood and Ms. Fretz are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual. The Organization and Compensation Committee met five times in 2015. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management, including review of compensation programs for excessive risk;

•	administration of our long-term and short-term incentive plans;

•
evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s and named executive officers’ compensation, evaluation of the Chief Executive Officer’s and the named executive officers’ performance in light of those goals and objectives and setting the Chief Executive Officer’s and the named executive officers’ compensation level based on this evaluation;

•	preparation of the Organization and Compensation Committee report on executive compensation to be included in the proxy statement; and

•	review succession management programs and practices for our senior management (including our Chief Executive Officer and his executive officer direct reports).
Organization and Compensation Committee Interlocks and Insider Participation
No member of the Organization and Compensation Committee was, during fiscal year 2015, an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries or had any relationships requiring disclosure by us under Item 404 of Regulation S-K promulgated under the Exchange Act.
During fiscal year 2015, none of our executive officers served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Organization and Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Organization and Compensation Committee or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.
Compensation Consultants
In considering the executive compensation recommendations of management and determining the compensation of the Chief Executive Officer and those officers reporting directly to him for 2015, the Organization and Compensation Committee received advice and recommendations from Pearl Meyer. At the Committee’s request, Pearl Meyer evaluated the Company’s compensation practices and assisted in developing and implementing its executive compensation program consistent with its stated compensation philosophy. Pearl Meyer regularly reviewed the Company’s total compensation pay levels and design practices and offered its comments on comparator companies, benchmarks and how the Company’s compensation programs are actually succeeding in meeting the Company’s business objectives. Pearl Meyer made recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. Pearl Meyer representatives participated in selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters.
The Organization and Compensation Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflicts of interest, taking into consideration, among other things, the following factors: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer's total revenue; (iii) the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors who serve the Organization and Compensation Committee with any member of the Organization and Compensation Committee; (v) any stock of the Company owned by such individual compensation advisors, and (vi) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer who serve the Organization and Compensation Committee with an executive officer of the Company. The Committee has determined, based on its analysis in light of the factors listed above, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company have not created any conflicts of interest.

Report of the Organization and Compensation Committee of the Supervisory Board
We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2015. Based on that review and discussion, we recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
W. Craig Kissel (Chairman)
James R. Bolch
Deborah M. Fretz
Michael L. Underwood

Nominating Committee
The current members of the Nominating Committee are Ms. Williams (Chairman) and Messrs. Bolch, Flury and Kissel. The Supervisory Board has determined that Ms. Williams and Messrs. Bolch, Flury and Kissel are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual. The Nominating Committee met two times during 2015. Its primary duties and responsibilities include the following:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and the Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions of the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee members of the Supervisory Board; and

•
review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and our Code of Conduct and making recommendations to the Supervisory Board concerning the granting of waivers.

Compensation of the Members of the Supervisory Board
Under our Articles of Association, any decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. If any changes need to be made to the compensation of members of our Supervisory Board, the Nominating Committee makes recommendations to the Supervisory Board on compensation for the members of the Supervisory Board. The Supervisory Board would then approve or modify those recommendations and propose them to the shareholders at a general meeting. In making a recommendation, the Nominating Committee receives advice and recommendations from Pearl Meyer, which serves as its director compensation consultants. Pearl Meyer evaluates our compensation practices and assists in developing our director compensation program. They review compensation for the members of the Supervisory Board annually; however, changes to director compensation might not be made every year. Pearl Meyer representatives are present at selected Nominating Committee meetings to discuss compensation of the members of the Supervisory Board.
Corporate Governance Committee
The current members of the Corporate Governance Committee are Messrs. McVay (Chairman), Bolch, Flury, Kissel, Miller and Underwood and Mses. Fretz and Williams. The Corporate Governance Committee met four times during 2015. Its primary duties and responsibilities include the following:

•	evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.
The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Larry McVay, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties, including shareholders, may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the Chairman of the Audit Committee who will forward it to the appropriate member.
Strategic Initiatives Committee
The current members of the Strategic Initiatives Committee are Messrs. Flury (Chairman), McVay and Miller. The Strategic Initiatives Committee met four times during 2015. Its primary duties and responsibilities include the following:

•	provide a detailed review of actions regarding the approval authority granted by the Supervisory Board to the Chief Executive Officer; and

•	review and recommend to the Supervisory Board other matters exceeding the authority granted by the Supervisory Board to the Chief Executive Officer.
Information Regarding Meetings
The Supervisory Board held four meetings in 2015. Each of the members of the Supervisory Board attended at least 75% of the meetings of the Supervisory Board and of each committee of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting. Last year, each of the members of the Supervisory Board attended the Annual Meeting.

ITEM 1	ELECTION OF ONE MEMBER OF OUR SUPERVISORY BOARD TO SERVE UNTIL 2017
The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Supervisory Board, the members of which are appointed by the general meeting of shareholders. Under the law of The Netherlands, a member of the Supervisory Board cannot be a member of the Management Board of the Company. Our Articles of Association provide for at least six and no more than twelve members to serve on the Supervisory Board.
As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board's nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.
Members of the Supervisory Board are generally elected to serve three-year terms, with approximately one-third of such members' terms expiring each year and two-thirds of such members' terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but members of the Supervisory Board whose terms of office expire may be re-elected. The Supervisory Board has determined that the number of members of the Supervisory Board will be nine. The term of office of three members of the Supervisory Board will expire at the date of the Annual Meeting. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72.
One member of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2017. The Supervisory Board has proposed the election of Michael L. Underwood and Westley S. Stockton for this open director position.
Based on the guidelines set forth above, the Supervisory Board has determined that Mr. Underwood does not have a material relationship with us and, if elected, would be considered an independent member of the Supervisory Board applying the criteria outlined on page 2 under the heading Certain Transactions - Director Independence. Mr. Stockton was recommended by the Chief Executive Officer, is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
The Supervisory Board is recommending the re-election of Mr. Underwood to the Supervisory Board on the basis of his extensive professional and financial knowledge and experience, particularly his knowledge of and experience with the Company and its business gained by him in connection with the outstanding service he has provided to the Company to date as a member of the Supervisory Board.
The Following Nominations are Made for a One-Year Term Expiring in 2017:
First Nominee
Michael L. Underwood, 72, has served as a member of the Supervisory Board since 2007 and is Chairman of the Audit Committee and a member of the Organization and Compensation Committee and the Corporate Governance Committee. Mr. Underwood worked the majority of his 35-year career in public accounting at Arthur Andersen LLP, where he was a partner. He moved to Deloitte & Touche LLP as a director in 2002, retiring in 2003. He was a director and Chairman of the audit committee of Dresser-Rand Group, Inc. from its initial public offering in 2005 until its acquisition in 2015. He serves as a member of the Supervisory Board because of his financial adeptness, experience with international companies and other companies in the engineering, procurement and construction industry, experience of having served on the Supervisory Board, his independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
Westley S. Stockton, 45, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles. Specifically, he is qualified to be a Supervisory Board member because of his financial and accounting expertise and knowledge of the Company's core business. Mr. Stockton is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MR. UNDERWOOD.

ITEM 2	ELECTION OF TWO MEMBERS OF OUR SUPERVISORY BOARD TO SERVE UNTIL 2019
The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Supervisory Board, the members of which are appointed by the general meeting of shareholders. Under the law of The Netherlands, a member of the Supervisory Board cannot be a member of the Management Board of the Company. Our Articles of Association provide for at least six and no more than twelve members to serve on the Supervisory Board.
As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.
Members of the Supervisory Board are generally elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year and two-thirds of such members’ terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but members of the Supervisory Board whose terms of office expire may be re-elected. The Supervisory Board has determined that the number of members of the Supervisory Board will be nine. The term of three members of the Supervisory Board will expire at the date of the Annual Meeting. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72.

In conjunction with the normal expiration of the three-year terms of members of our Supervisory Board, two members of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2019. The Supervisory Board has proposed the election of Deborah M. Fretz and Luciano Reyes for the first of these open director positions, and James H. Miller and Travis L. Stricker for the second of these open director positions.
Based on the guidelines set forth above, the Supervisory Board has determined that neither Ms. Fretz nor Mr. Miller has a material relationship with us and, if elected, each would be considered an independent member of the Supervisory Board applying the criteria outlined on page 2 under the heading Certain Transactions - Director Independence. Messrs. Reyes and Stricker were recommended by the Chief Executive Officer, are presently our employees and, if elected, would not be considered independent members of the Supervisory Board.
The Supervisory Board is recommending the re-election of Ms. Fretz and Mr. Miller to the Supervisory Board on the basis of their extensive professional and financial knowledge and experience, particularly their knowledge of and experience with the Company and its business gained by them in connection with the outstanding services they have provided to the Company to date as members of the Supervisory Board.
The Following Nominations are Made for a Three-Year Term Expiring in 2019:
First Position
First Nominee
Deborah M. Fretz, 68, has been a member of the Supervisory Board since 2013 and is a member of the Audit Committee, the Organization and Compensation Committee and the Corporate Governance Committee. She served as President and Chief Executive Officer of Sunoco Logistics Partners L.P. from 2001 to 2010. Prior to this role, Ms. Fretz held various management positions at Sunoco, Inc., including General Manager and President of Sun Pipeline Company from 1991 to 1994, Senior Vice President of Logistics from 1994 to 2000 and Senior Vice President of Mid-Continent Refining, Marketing and Logistics from 2000 to 2001. Ms. Fretz served on the Board of Directors for the Federal Reserve Bank of Philadelphia, Niska Gas Storage Partners LP and GATX, a Chicago-based transportation service firm. Ms. Fretz currently serves as a director of Alpha Natural Resources, Inc., where she chairs the audit committee. Specifically, she is qualified to be a member of the Supervisory Board because she has held positions of management including chief executive officer of a public company and because of her knowledge of the energy industry, financial adeptness, experience of having served on the Supervisory Board, experience of serving on other boards of directors, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.

Second Nominee
Luciano Reyes, 45, has served as Senior Vice President since 2015 and Treasurer since 2006, and previously holding positions of increasing responsibility in CB&I’s Treasury Department since joining the Company in 1998. Prior to his service with CB&I, Mr. Reyes held financial positions with a large manufacturing corporation and with several financial institutions. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company’s core business. Mr. Reyes is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
Second Position
First Nominee
James H. Miller, 67, has been a member of the Supervisory Board since 2014 and is a member of the Audit Committee, the Corporate Governance Committee, and the Strategic Initiatives Committee. He served as a consultant to the Supervisory Board from April 2013 until his election to the Board. He served as Chairman of PPL Corporation from 2006 until his retirement in 2012. He also served as Chief Executive Officer of PPL from 2006 to 2011, President from 2005 to 2011 and Executive Vice President and Chief Operating Officer from 2004 to 2005. Before PPL Corporation, Mr. Miller was Executive Vice President of USEC Inc., and previously served as President of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. Mr. Miller began his career at the former Delmarva Power & Light Co. Mr. Miller currently serves as a director of AES Corporation and Crown Holdings, where he serves on audit, nominating and compensation committees. Mr. Miller retired as a director from Rayonier Advanced Materials in October 2015. Specifically, he is qualified to be a Supervisory Board member because of the positions of management he has held including chairman and chief executive officer of a public company, his knowledge of the energy industry, ability to serve on the Supervisory Board for five years, experience of serving on other boards of directors, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
Travis L. Stricker, 45, has served as Vice President, Financial Operations for Engineering & Construction since 2013. Previously, he served as Vice President, Financial Operations since August 2008. Mr. Stricker, a Certified Public Accountant, joined CB&I in 2001 through the Pitt-Des Moines acquisition where he served in several senior finance positions. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company's core business. Mr. Stricker is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MS. FRETZ AND MR. MILLER.
Certain information with respect to the members of the Supervisory Board whose terms do not expire this year is as follows:
Members of the Supervisory Board to Continue in Office with Terms Expiring in 2017:
James R. Bolch, 58, has been a member of the Supervisory Board since 2012 and is a member of the Corporate Governance Committee, the Organization and Compensation Committee and the Nominating Committee. Mr. Bolch is currently the Chief Executive Officer of Jones & Frank. Additionally, he currently serves on the Board of Directors for the WASH Multifamily Laundry Systems. From 2010 to 2013, he served as President and Chief Executive Officer and member of the Board of Directors of Exide Technologies (XIDE), which, on June 10, 2013, filed a voluntary petition for reorganization pursuant to U.S. federal restructuring laws. Before joining Exide in 2010, he was employed at Ingersoll Rand Company from 2005 to 2010 where he served as Senior Vice President and President of the Industrial Technologies sector.  From 2003 to 2005, he was Executive Vice President of Schindler Elevator Corporation for the Service Business in North America. Previously, Mr. Bolch spent 21 years with United Technologies Corporation where he held roles in Otis Elevator, Optical Systems and UTC Power Divisions. Specifically, he is qualified to be a member of the Supervisory Board because he holds a position as chief executive officer and has run significant divisions of a public company and because of his knowledge of international business, technological expertise, education, experience of having served on the Supervisory Board, ability to serve for five years, his independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.

Larry D. McVay, 68, has been a member of the Supervisory Board since 2008 and is Chairman of the Corporate Governance Committee and a member of the Audit Committee and Strategic Initiatives Committee. Mr. McVay has served as Managing Director of Edgewater Energy LLC since 2007 and worked 39 years for Amoco, BP and TNK-BP. Mr. McVay served as the Chief Operating Officer of TNK-BP in Moscow from 2003 until his retirement from BP in 2006. From 2000 to 2003, he held the position of Technology Vice President, Operations, and Vice President of Health, Safety and Environment for BP, based in London. Previously, Mr. McVay served in numerous senior level management positions for Amoco. Mr. McVay is currently on the Board of Directors of Callon Petroleum Company and Praxair Inc. Specifically, he serves as a member of the Supervisory Board because of his services as a chief operating officer of a division of a public company, knowledge of the energy industry, knowledge of international business, technological expertise, financial adeptness, experience of having served on the Supervisory Board, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Marsha C. Williams, 65, has served as a member of the Supervisory Board since 1997. She is Chairman of the Nominating Committee and a member of the Audit Committee and the Corporate Governance Committee. Ms. Williams served as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. from 2007 through her retirement in 2010. From 2002 to 2007, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust. She served as Chief Administrative Officer of Crate & Barrel from 1998 to 2002, and as Treasurer of Amoco Corporation from 1993 to 1998. Ms. Williams is a director of Davis Funds and lead director of both Fifth Third Bancorp and Modine Manufacturing Company, Inc. Specifically, she serves as a member of the Supervisory Board because of her knowledge of the energy industry, knowledge of international business, financial adeptness and human relations skills, experience of having served on the Supervisory Board, ability to serve for five years, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Members of the Supervisory Board to Continue in Office with Terms Expiring in 2018:
Philip K. Asherman, 65, has served as President and Chief Executive Officer and a member of the Supervisory Board since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and Chief Executive Officer. He has more than 30 years of experience in the engineering and construction industry. Mr. Asherman serves on the Board of Directors of Arrow Electronics and the National Safety Council. Specifically, he serves as a member of the Supervisory Board because of his service as chief executive officer of a public company, knowledge of the Company's core business, knowledge of international business, human relations skills, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board for five years, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.

L. Richard Flury, 68, has served as Non-Executive Chairman since 2010, as a member of the Supervisory Board since 2003, and was a consultant to the Supervisory Board until his election as a Director in May 2003. He is Chairman of the Strategic Initiatives Committee and a member of the Corporate Governance Committee and the Nominating Committee. Previously, Mr. Flury served as Chief Executive Officer, Gas, Power and Renewables for BP plc from 1998 until his retirement in 2001. He served as Executive Vice President of Amoco, responsible for managing the exploration and production sector, from 1996 to 1998. Prior to that, he served in various other executive capacities with Amoco since 1988. Mr. Flury is currently a director of Callon Petroleum Corporation. Mr. Flury recently retired as a director of QEP Resources. Specifically, he serves as a member of the Supervisory Board because of his executive management of a public company, knowledge of the energy industry, knowledge of international business, financial adeptness, experience of having served on the Supervisory Board, independence, and compatibility with the existing Supervisory Board members, management and the Company's corporate culture.

W. Craig Kissel, 65, has been a member of the Supervisory Board since 2009 and is Chairman of the Organization and Compensation Committee, and a member of the Corporate Governance Committee, and Nominating Committee. He worked for Trane/American Standard from 1980 until his retirement in 2008, most recently as President of Trane Commercial Systems. From 1998 to 2003, he was President of American Standard's Vehicle Control Systems business in Brussels, Belgium. Prior to that, he held various management positions at Trane, including Executive Vice President and Group Executive of Trane's North American Unitary Products business. Mr. Kissel is currently a director of Watts Water Technologies and Nelson Global Products. Specifically, he serves as a member of the Supervisory Board because of his service as a division president of a public company, knowledge of international business, technological expertise, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board for five years, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.

COMMON STOCK OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth certain information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our issued common shares (based on 105,098,895 shares outstanding as of March 10, 2016).

	Common Stock; Euro .01 par value
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. (1) 100 Vanguard Blvd., Malvern, PA 19355	6,334,898	6.0%
SouthernSun Asset Management LLC (2) 6070 Poplar Avenue, Suite 300, Memphis, TN 38119	5,884,164	5.6%

(1)
Based upon a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. (“Vanguard”). In the Schedule 13G/A, Vanguard reports that (i) it has sole power to vote or direct to vote 92,285 shares, (ii) it has shared power to vote or direct to vote 8,900 shares, (iii) it has sole power to dispose of or direct the disposition of 6,233,906 shares, (iv) it has shared power to dispose or direct the disposition of 100,992 shares, (v) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 63,092 shares as a result of its serving as investment manager of collective trust accounts and (vi) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 67,093 shares as a result of its serving as investment manager of Australian investment offerings.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 12, 2016 by SouthernSun Asset Management LLC (“SouthernSun”). In the Schedule 13G/A, SouthernSun reports that (i) it has sole power to vote or direct to vote 5,243,149 shares and (ii) it has sole power to dispose of or direct the disposition of 5,884,164 shares.

Executive Officers
Philip K. Asherman, 65, has served as President and Chief Executive Officer of CB&I since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and Chief Executive Officer. Mr. Asherman has more than 30 years of experience in the engineering and construction industry.
Beth A. Bailey, 64, has served as Executive Vice President and Chief Administration Officer since 2009. Ms. Bailey joined CB&I in 1972, serving in positions of increasing responsibility, most recently as Executive Vice President and Chief Information Officer from 2007 to 2009.
Richard E. Chandler, Jr., 59, has served as Executive Vice President and Chief Legal Officer since March 2011 and as Secretary since November 2011. Previously, he served as Senior Vice President, General Counsel and Corporate Secretary of Smith International, Inc. from 2005 to 2010 and as a partner of an international law firm from 2010 to 2011.
Sheila B. Feldman, 61, has served as Executive Vice President and Chief Human Resources Officer since November 2015. Previously, she served as Vice President of Human Resources, Real Estate and Facilities Services of ConocoPhillips Co. from 2012 to 2015 and as Vice President of Human Resources of Arch Coal Inc. from 2003 to 2011.
Daniel M. McCarthy, 65, has served as Executive Vice President since December 2011 and as operating group President, Technology since 2009. He joined CB&I through the acquisition of the Lummus business from ABB Asea Brown Boveri Ltd. (the "ABB Lummus acquisition") in 2007 and served as President, Technology from 2007 to 2009.
Patrick K. Mullen, 51, has served as Executive Vice President since February 2013, and as operating group President, Engineering & Construction since December 2013. He served as Executive Vice President, Corporate Development from February 2013 to December 2013. Mr. Mullen joined CB&I through the ABB Lummus acquisition in 2007 and served as Senior Vice President, Business Development for Technology from 2007 to 2013.
Edgar C. Ray, 55, has served as Executive Vice President since 2007 and as operating group President, Capital Services, since February 2013. Mr. Ray previously served as Executive Vice President, Corporate Planning from 2007 to 2013. He joined CB&I in 2003, serving as Senior Vice President, Global Marketing until 2007.
James W. Sabin, Jr., 59, has served as Executive Vice President, Global Systems since December 2013. He joined CB&I through the acquisition of The Shaw Group Inc. in 2013 and served as Senior Vice President, Global Systems from February 2013 to December 2013. Prior to the acquisition, Mr. Sabin served as a Senior Vice President, Power.

Luke V. Scorsone, 60, has served as Executive Vice President and as operating group President, Fabrication Services since February 2013. Previously, he served as President of Steel Plate Structures. Mr. Scorsone joined CB&I in 2001 through the acquisition of the Engineered Construction and Water Divisions of Pitt Des Moines, Inc. where he served as President of the Engineered Construction Division.
Westley S. Stockton, 45, has served as Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. On March 12, 2015, Mr. Stockton assumed interim responsibility for CB&I's operational finance functions until April 1, 2015. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles.
Michael S. Taff, 54, has served as Executive Vice President and Chief Financial Officer since April 1, 2015. Previously, he served as Senior Vice President and Chief Financial Officer of Flowserve Corp. from 2012 to 2015 and as Senior Vice President and Chief Financial Officer of the Babcock and Wilcox Co. from 2010 to 2012, following its spin-off from McDermott International Inc. where he served as Senior Vice President and Chief Financial Officer from 2007 to 2010.
Security Ownership of Our Management
The following table sets forth certain information regarding common shares beneficially owned on March 10, 2016 by (1) each member of the Supervisory Board, (2) each nominee to be a member of the Supervisory Board, (3) each named executive officer and (4) all directors and the executive officers identified on pages 13 and 14 as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Owned
Philip K. Asherman	869,123	*
Ronald A. Ballschmiede	109,038	*
James R. Bolch	6,613	*
Richard E. Chandler, Jr.	39,320	*
L. Richard Flury	49,049	*
Deborah M. Fretz	5,560	*
W. Craig Kissel	19,854	*
Larry D. McVay	21,665	*
James H. Miller	2,036	*
Patrick K. Mullen	40,552	*
Luciano Reyes	21,940	*
Luke V. Scorsone	36,653	*
Westley S. Stockton	8,895	*
Travis L. Stricker	5,714	*
Michael S. Taff	—	*
Michael L. Underwood	26,338	*
Marsha C. Williams	51,132	*
All directors and executive officers as a group (19)	1,492,784	1.4%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members and (ii) shares that can be acquired through stock options exercisable through May 10, 2016.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our members of the Supervisory Board, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file and we receive written representations by certain reporting persons with respect to whether a Form 5 was required. To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Forms 3, 4 or 5 were required to be filed by them, we believe that, during the year ended December 31, 2015, our Supervisory Board, executive officers and 10% shareholders complied with all Section 16(a) requirements applicable to them.

EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS ("CD&A")
This CD&A explains our executive compensation program for our named executive officers ("NEOs") listed below. The CD&A also describes the Organization and Compensation Committee's (the "Committee") process for making pay decisions, as well as its rationale for specific decisions related to fiscal 2015.

NEO	Title
Philip K. Asherman	President and Chief Executive Officer
Michael S. Taff (1)	Executive Vice President and Chief Financial Officer
Ronald A. Ballschmiede (2)	Former Executive Vice President and Chief Financial Officer
Patrick K. Mullen	Executive Vice President and President Engineering & Construction
Luke V. Scorsone	Executive Vice President and President Fabrication Services
Richard E. Chandler, Jr.	Executive Vice President, Chief Legal Officer and Secretary

(1)	Mr. Taff was appointed as the Company's Executive Vice President and Chief Financial Officer effective as of April 1, 2015.

(2)
Mr. Ballschmiede retired from the Company in March 2015. Westley S. Stockton, the Company's Vice President, Controller and Chief Accounting Officer, assumed interim responsibility for the Company's operational finance functions until Mr. Taff's appointment on April 1, 2015.

EXECUTIVE SUMMARY
2015 Business Highlights
Our top business priority continues to be delivering on our long-term plan to maintain and enhance our leadership position in the industry. Our competitive position is underpinned by our core strengths, which include: outstanding Health, Safety and Environmental performance; a fully integrated and diversified business model; global execution capabilities with recognized expertise in engineering, procurement, construction, fabrication, licensed technologies, specialized equipment and maintenance services; a disciplined focus on project risk management and a record of excellence in project execution; and a senior management team with extensive engineering and construction industry experience.
During 2015, our leadership team continued its focus on strategic growth and returning value to shareholders. In making its decisions, the Committee considered the following strategic milestones and financial performance highlights:

•
We sold our nuclear power construction business. This divestment enhances our ability to generate shareholder value. It improves operating cash flows to advance our capital allocation strategy, reduces business complexity and investor uncertainty, and allows us to focus our resources on our target end markets and strategic priorities.

•
We booked significant new awards including vertically integrated developments in key end markets, indicative of our competitive strength, positioning and selectivity in the projects we pursue. As a result, we entered 2016 with a backlog of approximately $22.6 billion, which provides visibility into future revenues and earnings in end markets and geographies where we have a strong track record of successful project execution.

•
We generated adjusted Earnings Per Share ("EPS") of $5.86, representing a 12% increase over 2014. Adjusted EPS for 2015 excludes charges related to the sale of our nuclear power construction business of approximately $1.5 billion (approximately $1.1 billion after tax or $10.58 per share). Please find a complete reconciliation of GAAP to non-GAAP results on our website at www.cbi.com.

•	We maintained a leading position in annual revenue performance within our compensation peer group; however, we did not meet our revenue threshold related to 2015 performance compensation.

As shown in the table below, the Company has achieved top quartile results for adjusted revenue growth and adjusted EPS growth, and above average Total Shareholder Return ("TSR") relative to our compensation peer group over the past five years:

	TSR (Annualized) (1)	ADJUSTED REVENUE GROWTH (CAGR) (2)	ADJUSTED EPS GROWTH (CAGR) (3)
Peer Group 75th Percentile	4.4%	8.3%	7.3%
Peer Group Median	(2.1)%	4.0%	0.0%
Peer Group 25th Percentile	(8.4)%	(1.9)%	(187.0)%
CB&I	4.0%	24.4%	17.4%
Percentile Rank	72nd Percentile	100th Percentile	92nd Percentile

(1)	As of December 31, 2015.

(2)	Adjusted revenue growth rates exclude 2015 revenue for our nuclear power construction business sold on December 31, 2015 (approximately $2.1 billion).

(3)
Adjusted EPS growth rates exclude 2015 results for our nuclear power construction business (approximately $131.2 million after tax or $1.22 per share) and exclude the 2015 impact of the charges related to the sale on December 31, 2015 (approximately $1.1 billion after tax or $10.58 per share).

During the year we faced various challenges, including significant market volatility, which limited our ability to deliver more value to our shareholders in the short term. As a result, the Committee elected to determine the payout for the 2015 performance share grant having a performance period ending on December 31, 2015 by not using adjusted EPS. Consequently, the Company has not issued shares for that portion of the 2015 performance share grant. For more details, please refer to the “Performance Shares Earned and Vested for the 2013-2015 Performance Cycle” section of this CD&A.
2015 Shareholder Engagement & Say-On-Pay
Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. We also take into account the feedback we receive from our major shareholders. In 2015, approximately 92% of the votes cast supported our executive compensation decisions.
Looking Ahead to 2016
Continuous improvement and evolution are fundamental to our business strategy and our executive compensation program. To this end, the Committee approved the following performance metrics for the purposes of incentive compensation for the NEOs for the 2016 performance year:

Program Element	Performance Metrics	Metric Weight
Annual Incentive Compensation	Income from Operations	40%
	Revenue (1)	20%
	Free Cash Flow	20%
	Safety as measured by:
	Lost Workday Rate	5%
	Recordables Rate	5%
	Policy & Procedure Implementation	10%

(1)	Revenue includes our pro-rata share of revenue for our unconsolidated equity method joint ventures.

Long-term compensation awards will continue to be granted to the NEOs using a combination of performance shares and restricted stock units. Performance shares will also continue to form the majority of the total award (70% for the CEO and 60% for the other NEOs). However, the actual number of performance shares that are earned will depend on the achievement of the following performance metrics:

Program Element	Performance Metrics	Portion of Award
Long-Term Incentive Compensation: Performance Shares	EPS	80%
	TSR relative to the FLM Global Engineering & Construction Company Index	20%
Best Compensation Practices & Policies
The following practices and policies are embedded in our executive compensation program to promote sound compensation governance and serve the best interests of our shareholders and executives:

What We Do		What We Do Not Do
☑	Heavy emphasis on variable compensation	☒	No “single-trigger” termination payments upon a change of control
☑	Majority of long-term incentive grants are performance-restricted	☒	No tax gross-ups from 2008 forward on termination payments following a change of control
☑	Stock ownership guidelines	☒	No repricing of stock options without shareholder approval
☑	Clawback policy	☒	No cash buyout of underwater stock options without shareholder approval
☑	Independent compensation consultant	☒	No payment of dividends on performance-based shares until those shares are earned
☑	Annual risk assessments	☒	No hedging of Company stock
CEO Pay At-A-Glance
In January 2015, the Supervisory Board approved a special, one-time equity grant of 173,655 shares to Mr. Asherman. This equity grant is primarily performance based and is structured as follows:

•
75% performance shares, based on TSR relative to our compensation peer group. This means that the majority of the award is directly linked to our financial and stock price performance over the next four years. The Company must achieve at least median relative performance for any of this portion of the award to be earned.

•	25% restricted stock units, which vest on December 31, 2018.
This equity grant links Mr. Asherman's compensation to the successful design, oversight and delivery of the Company's long-term business strategy as described and presented to the Supervisory Board. It also supports our critical need to retain the benefits of Mr. Asherman’s visionary leadership and strong relationships built with customers, partners, and suppliers as we continue to profitably grow our business, strengthen our balance sheet and create shareholder value.
Over the past five years, the vast majority of Mr. Asherman's compensation has been "at risk" and tied to our financial performance. Over the same period, under Mr. Asherman's leadership, CB&I has consistently performed at the top of its comparator group of companies in key metrics as shown below:

Metric	CAGR 2011-2015	Relative Performance
TSR	4.0%	72nd Percentile
Adjusted Revenue (1)	24.4%	100th Percentile
Adjusted EPS (2)	17.4%	92nd Percentile

(1)	Adjusted revenue growth rates exclude 2015 revenue for our nuclear power construction business sold on December 31, 2015 (approximately $2.1 billion).

(2)
Adjusted EPS growth rates exclude 2015 results for our nuclear power construction business (approximately $131.2 million after tax or $1.22 per share) and exclude the 2015 impact of the charges related to the sale on December 31, 2015 (approximately $1.1 billion after tax or $10.58 per share).

CEO Pay Over Five Years of Consistently Strong Adjusted EPS Growth

Elements of Compensation
Restricted Stock Units
Performance Shares (Target)
Annual Incentive Award
Base salary
Adjusted EPS
$2.55
$3.14
$4.91
$5.21
$5.86
$7,997,500
$1,620,000
$2,430,000
$2,962,500
$985,000
88% Variable/ At risk
$8,228,125
$1,395,000
$3,255,000
$2,593,125
$985,000
88% Variable/ At risk
$13,161,637
$2,230,072
$5,203,501
$4,528,064
$1,200,000
91% Variable/ At risk
$12,888,000
$2,700,000
$6,300,000
$2,688,000
$1,200,000
91% Variable/ At risk
$19,602,772
$7,000,000
CEO Special Grant
• 75% performance shares
• 25% restricted stock units
$12,602,772
$2,835,000
$6,615,000
$1,892,772
$1,260,000
90% Variable/ At risk
2011
2012 (1)
2013 (2)
2014 (3)
2015 (4)

(1)	Adjusted EPS for 2012 excludes acquisition related costs of $11.0 million ($7.1 million after tax or $0.07 per share).

(2)
Adjusted EPS for 2013 excludes acquisition and integration related costs, and acquisition related pre-closing financing costs and one-time financial commitments, of $106.3 million ($73.3 million after tax or $0.68 per share).

(3)	Adjusted EPS for 2014 excludes integration related costs of $39.7 million ($25.1 million after tax or $0.23 per share).

(4)	Adjusted EPS for 2015 excludes the impact of the charges related to the sale of our nuclear power construction business on December 31, 2015 (approximately $1.1 billion after tax or $10.58 per share).
In order to demonstrate the alignment of CEO pay relative to our peers, we compared: (a) CEO realizable pay as a percent of target compensation for the five-year period from 2011 to 2015 to (b) our five-year TSR performance relative to our compensation peer group.

Elements of Relative Alignment Review
Elements	Target Compensation	Realizable Compensation
Base Salary	Actual salary paid in each year	Actual salary paid in each year
Annual Incentive Compensation	Target annual incentive opportunity	Actual cash award earned for each year
Restricted Stock Units	Grant date value of target annual award	Value of all shares granted during period - as of 12/31/2015
Performance Shares	Grant date value of target annual award
• Shares earned: for awards granted and earned based on performance during period - valued at 12/31/2015
• Target shares: for awards granted during period but as yet unearned at end of period - valued at 12/31/2015

The results of this review for pay opportunities granted to our CEO for the fiscal years 2011-2015 are presented in the chart below.
CEO Realizable Pay Aligned With Performance vs. Peers
The Company achieved 72nd percentile TSR performance versus peers for the five-year period ended December 31, 2015. Over the same period, Mr. Asherman has earned realizable compensation equal to 130% of his target/grant-date compensation.

200%
100%
0%
CEO Realizable Pay as Percent of Target: 2011 - 2015
TSR Performance Above Median
CEO Realizable Pay Above Target (1)
131%
CB&I
72nd Percentile
50th Percentile
100th Percentile
CB&I TSR Rank vs. Peers: 2011 - 2015

(1)
The compensation elements used to develop this chart are based on the assumption that all currently outstanding awards are earned at target, which therefore includes those potential awards that are not yet earned or vested.

WHAT GUIDES OUR PROGRAM
The Guiding Principles of Our Compensation Philosophy
We are committed to increasing shareholder value by profitably growing our business in the global marketplace. Our compensation policies and practices support this commitment and are grounded by the following guiding principles:

•
Create a strong link between pay and performance, as well as foster a culture of ownership. Incentive plans should use a range of performance metrics tied to key financial goals and strategic milestones focused on the drivers of long-term shareholder value. A significant portion of an executive's total compensation should be variable/at risk and dependent on the achievement of these goals and milestones. Executives should have significant outright ownership of Company stock.

•
Provide competitive opportunities for compensation commensurate with roles, responsibilities and performance. We must compete with a wide variety of construction, engineering, heavy industrial, process technology and related firms in order to engage, develop and retain high-caliber talent. To this end, target total compensation should be competitive relative to our comparator companies, while providing incentive opportunities that can be well above (or below) the peer group median, depending upon actual performance.

•
Promote sound compensation governance aligned with shareholder interests. Total compensation should be reinforced by best-practice governance standards. It should also encourage prudent decision-making and prevent excessive risk-taking behaviors through sound and rigorous processes, policies and practices.

The Principal Elements of Pay
Our compensation philosophy is supported by the following principal elements in our executive compensation program:

Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive rate relative to similar positions in the market, and enables the Company to attract and retain critical executive talent
Annual Incentive Compensation	Cash (Variable/At Risk)	Rewards the achievement of annual financial goals and short-term strategic milestones that drive profitable growth and shareholder value creation
Long-Term Incentive Compensation	Equity (Variable/At Risk)	Provides incentives to execute on longer-term financial and strategic growth goals that drive shareholder value creation and support the Company's retention strategy
Pay Mix
The charts below show the annual target compensation (base salary, annual incentive compensation and long-term incentive compensation) of our CEO and our other NEOs for 2015. These charts illustrate that a majority of NEO target compensation is variable (90% for our CEO and an average of 82% for our other NEOs).

Vast Majority of NEO Pay is Variable/At Risk and Performance-Based

Our Decision Making Process
The Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Supervisory Board. The Committee works very closely with its independent consultant and management to examine the effectiveness of the Company's executive compensation program throughout the year. Details of the Committee's authority and responsibilities are specified in its charter, which may be accessed through www.cbi.com/investor-relations/corporate-governance.
The Role of the Organization and Compensation Committee. The Committee typically reviews base salary, annual incentive compensation opportunities and long-term incentive target values for executive officers for the coming year at its regularly scheduled December meeting. Using the findings and conclusions of the Company's strategic planning process together with assessment of other data, management develops its business plan for the following year. The business plan is then presented to the Supervisory Board generally at its regularly scheduled February meeting in that following year. At its regularly scheduled February meeting, taking into account the Company's long-term strategy and annual business plan, the Committee reviews and approves the annual incentive compensation performance targets, as well as our long-term incentive award performance targets for awards granted in that year, for executive officers. The Committee also reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.
The Role of Management. The CEO does not participate in the Committee's determination of his own compensation. However, he makes recommendations to the Committee for each of the other NEOs. The CEO bases these recommendations on his assessment from market data compiled for the Committee by the independent consultant against each executive's personal performance, as well as overall Company goals for the fiscal year. The Committee reviews the CEO's recommendations, makes adjustments as it determines appropriate, and approves compensation at its sole discretion.
The Role of the Independent Consultant. In considering the executive compensation recommendations of management and determining the compensation of the CEO and those officers reporting directly to him for 2015, the Committee received advice and recommendations from Pearl Meyer. At the Committee's request, Pearl Meyer evaluated the Company's compensation practices and assisted in developing and implementing its executive compensation program consistent with its stated compensation philosophy. Pearl Meyer regularly reviewed the Company's total compensation pay levels and design practices and offered its comments on comparator companies, benchmarks and how the Company's compensation programs are actually succeeding in meeting the Company's business objectives. Pearl Meyer made recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. Pearl Meyer representatives participated in selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters.
The Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflicts of interest, taking into consideration, among other things, the following factors: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer's total revenue; (iii) the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors who serve the Committee with any member of the Committee; (v) any stock of the Company owned by such individual compensation advisors; and (vi) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer who serve the Committee with an executive officer of the Company. The Committee has determined, based on its analysis in light of the factors listed above, plus written assurance from Pearl Meyer, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflicts of interest.
The Role of Competitive Positioning and Peer Groups. We set base salary, annual incentive and long-term incentive compensation opportunities and target total compensation annually considering a variety of factors including the competitive market as well as an assessment of each executive officer's performance. This process provides guideposts for establishing the mix of pay for our executives, in terms of short-term versus long-term compensation and in terms of cash versus equity compensation. We do not target a specific mix of pay for our executive officers. As reflected in the following charts, long-term incentive compensation, which we typically grant in the form of equity-based awards, made up well over 50% of target total compensation for each of our NEOs in 2015, reinforcing alignment of our executive officers with our shareholders.
We target total compensation (base salary, target annual incentives and target annual long-term incentive value) for each of our executive officers to confirm that it is appropriate for the position, and make adjustments where appropriate. We target executive officers' total compensation to be competitive relative to our comparator companies. Executive officers then have the potential through incentive compensation to earn actual total compensation at a level that can be well above or below the peer group median, depending upon performance.
According to data provided to the Committee by Pearl Meyer, target total compensation for our NEOs for 2015 was within the market median range on average (i.e., generally within 10% of the market median). An individual executive's salary, annual incentive opportunity, and long-term incentive opportunity may be higher or lower relative to the competitive market depending on a variety of factors specific to the position or the incumbent.
We also review our benefit package and consider the practices of comparable companies for specific types of benefits. Data provided by Pearl Meyer indicates that the nature and value of the benefits we provide are competitive with those offered by our comparator companies.
Using competitive market data provided by Pearl Meyer for 2015, we compared our compensation levels for our senior management, including the NEOs, to compensation for comparable positions at other public companies that have international business operations. A majority of these companies are our direct competitors in the engineering and construction field. Some others of these companies are similar-size manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. At companies larger than ours, we looked at the compensation provided to officers in charge of divisions or operations similar in size and business to us. Pearl Meyer's competitive market data for the comparator companies is subject to a regression analysis that adjusts that data to the size of our Company and the scope of the executives' responsibilities.
The Committee reviews and approves the selection of comparator companies based on their size, business, and presence in our geographic areas. The list of comparator companies we use may change from year to year based on our independent consultant's recommendations and our Committee's evaluation of those factors. For 2015, we used the following comparator companies:
Peer Companies

AECOM Technology Corporation	FMC Technologies, Inc.
Agco Corporation	Halliburton Company
Anadarko Petroleum Corporation	Ingersoll-Rand
Apache Corporation	Jacobs Engineering Group
Baker Hughes Inc.	KBR, Inc.
Cameron International	Marathon Oil Corporation
Cummins Inc.	National Oilwell Varco, Inc.
Danaher Corporation	Parker-Hannifin Corp
Dover Corporation	Quanta Services, Inc.
Eaton Corporation	Stanley Black & Decker, Inc.
EOG Resources Inc.	Transocean Ltd.
Fluor Corporation	Weatherford International

	Peer Data (000s) (1)
Percentile	2014 Revenue ($MM)	2015 Revenue ($MM)
25th	$9,586	$7,340
50th	$12,793	$10,329
75th	$19,171	$16,304
CB&I	$12,975	$12,929
% Rank	53rd Percentile	62nd Percentile

(1)	Data collected reflects financial performance through the end of fiscal year 2015.

THE 2015 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Base Salary
Base salaries provide an underlying level of compensation to executives which allow us to attract competent executive talent and maintain a stable management team. Base salaries reflect the executive's position and role, with some variation for individual factors such as experience and performance. The Committee, based on discussion with its independent consultant and management, approved the following adjustments for fiscal year 2015:

NEO	2014 Base Salary (1)	2015 Base Salary (1)	% Change
Philip K. Asherman	$1,200,000	$1,260,000	5.00%
Michael S. Taff (2)	—	$660,000	0%
Ronald A. Ballschmiede (3)	$600,000	—	0%
Patrick K. Mullen	$610,000	$650,000	6.56%
Luke V. Scorsone	$650,000	$650,000	0%
Richard E. Chandler, Jr.	$510,000	$550,000	7.84%

(1)
Base salary amounts reflect each executive’s designated base salary level as of the last day of the relevant calendar year, and include adjustments made during the calendar year. Amounts shown do not reflect the total base salary paid for such calendar year. The actual amount of base salary paid to each executive during each relevant calendar year is listed on the Summary Compensation Table on page 30 below.

(2)	Mr. Taff was appointed as the Company's Executive Vice President and Chief Financial Officer effective as of April 1, 2015.

(3)
Mr. Ballschmiede retired from the Company in March 2015. Westley S. Stockton, the Company's Vice President, Controller and Chief Accounting Officer, assumed interim responsibility for the Company's operational finance functions until Mr. Taff's appointment on April 1, 2015.

Annual Incentive Compensation
Performance-based incentive compensation gives our executives an opportunity for cash compensation tied to the annual performance of the Company pursuant to the terms of the annual Incentive Compensation Program (the “ICP”). The executive officers' incentive compensation opportunity recognizes their senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management. Actual payouts depend on the achievement of pre-established performance objectives. Payouts can range from 0% to 200% of target award amounts. Target annual incentive compensation opportunities are expressed as a percentage of base salary and were established based on the NEO's level of responsibility and his or her ability to impact overall results. The Committee also considers market data in setting target award amounts. Target award opportunities for 2015 were as follows:

NEO	Target Award Opportunity (as a % of Base Salary)
Philip K. Asherman	140%
Michael S. Taff	85%
Ronald A. Ballschmiede	—
Patrick K. Mullen	85%
Luke V. Scorsone	85%
Richard E. Chandler, Jr.	85%

The Committee annually establishes a set of performance metrics, which drive the annual cash incentive awards for the NEOs. These pre-determined performance metrics are chosen to ensure our NEOs are focused on measures that drive profitable growth and shareholder value creation. The following table outlines each of the performance metrics and their relative weightings for 2015:

2015 Performance Metric	Weighting
EPS	40%
Revenue	20%
Acquisition Integration measured by:
Cost Synergies	10%
Policy & Process Implementation	10%
Safety measured by:
Lost Workday Rate	5%
Recordables	5%
Ethics measured by unresolved exceptions	10%
Total	100%
Once the payout level under the annual ICP’s terms has been determined, the Committee may reduce, but not increase, the amount paid to our executive officers. The Committee did not exercise this discretion respecting any NEOs for 2015 with respect to the ICP.
2015 Performance Results
The following table illustrates the performance levels necessary to achieve threshold, target and maximum payout amounts, along with actual results for 2015:

Performance Metric	Threshold	Target	Maximum	Actual	% Achieved
EPS	$5.35	$5.91	$6.50	$5.86 (1)	93.3%
Revenue	$14.4B	$15.2B	$15.9B	$12.9B	0%
Acquisition Integration measured by:
Cost Synergies	$15.0M	$20.0M	$25.0M	$30.9M	200%
Policy & Process Implementation score	4.70	4.75	4.80	4.85	200%
Safety measured by:
Lost Workday Rate	>0.06	0.06	0.03	0.01	200%
Recordables	>0.40	0.40	0.27	0.27	200%
Ethics measured by unresolved exceptions	0	0	0	0	100%
Overall Weighted Achievement Percentage:					107.3%

(1)
In accordance with the annual ICP’s terms, which permit the Committee to adjust the achievement level of any performance metric to reflect or offset the impact of a significant acquisition or divestiture, the Committee adjusted the achievement of the EPS performance metric to reflect the impact of the sale of the nuclear power construction business on December 31, 2015 (approximately $1.1 billion after tax or $10.58 per share).

Based on the above results, the NEOs received the following annual cash incentives for 2015:

NEO	Target Award Opportunity (as a % of Base Salary)	Actual Award Earned
Philip K. Asherman	140%	$1,892,772
Michael S. Taff	85%	$601,953
Ronald A. Ballschmiede	—	—
Patrick K. Mullen	85%	$592,833
Luke V. Scorsone	85%	$592,833
Richard E. Chandler, Jr.	85%	$501,628

Long-Term Incentive Compensation
In keeping with our commitment to provide a total compensation package that favors equity elements of pay, long-term incentives traditionally have comprised a significant portion of an executive's total compensation package. Our objective is to provide executives, when targets are achieved, with long-term incentive award opportunities that are at about the 60th percentile of our comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders. Because of our focus on pay for performance, various forms of long-term incentive compensation are or may be elements of pay for our executive officers.
In 2015, our annual long-term incentive compensation grants were made using a combination of performance shares and restricted stock units:

Equity Award Type	CEO	Other NEOs
Performance Shares Performance shares are earned and vest in three tranches (33 1/3% per year) over a three-year period on the anniversary of the grant date, provided performance targets are achieved	70%	60%
Restricted Stock Units Restricted stock units vest in four equal tranches (25% per year) on the anniversary of the grant date	30%	40%
When granting long-term incentives, we consider each executive officer's levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at our comparator companies. Applying these factors to our benchmark gives us a target dollar value for executive officer long-term incentive awards. These awards are recommended and approved in the form of this target dollar value. Upon approval of this target dollar value and the vehicle for the award by our Committee, this target dollar value is converted into a number of shares based on the closing price of the Company's stock on the date of the Committee meeting which approves the award. The table below shows the target dollar values granted for fiscal 2015 for each of the NEOs:

NEO	Performance Shares (1)	Restricted Stock Units (1)	Total Target Value
Philip K. Asherman	$6,615,000	$2,835,000	$9,450,000
Michael S. Taff (2)	$1,560,000	$1,040,000	$2,600,000
Ronald A. Ballschmiede	$1,260,000	$840,000	$2,100,000
Patrick K. Mullen	$1,378,500	$919,000	$2,297,500
Luke V. Scorsone	$1,527,900	$1,018,600	$2,546,500
Richard E. Chandler, Jr.	$1,263,900	$842,600	$2,106,500

(1)	The number of Performance Shares and the number of Restricted Stock Units awarded were determined based upon the closing price of our common stock on the date of grant which was February 19, 2015.

(2)	The award amounts were determined based upon the closing price of our common stock on the date of grant which was April 1, 2015.
In addition to the target award values shown above, three of our NEOs received special recognition awards of time-vested restricted stock units on December 31, 2015 in recognition of the critical role each executive played in the successful sale of our nuclear power construction business. These special recognition awards vest 25% per year on the anniversary of the grant date.

NEO	Special Recognition Shares	Grant Date Value
Michael S. Taff	10,000	$389,900
Patrick K. Mullen	20,000	$779,800
Richard E. Chandler, Jr	10,000	$389,900

Performance Shares Earned and Vested for the 2013-2015 Performance Cycle
The number of performance shares that are earned and vest for each annual award tranche in a performance cycle depends upon the following performance achievement levels:

Performance Achievement Levels	Number of Shares Earned and Vested
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%
The following table shows the value of the performance shares that were earned and vested for the 2013-2015 performance cycle:

Year of Grant	Award Tranche	Annual EPS Performance Targets			Actual Performance Achieved (1)	Percentage of Target Shares Earned and Vested (1)
		Threshold	Target	Maximum
2013	3 of 3	$3.66	$4.37	$4.75	$5.86	200%
2014	2 of 3	$4.60	$5.50	$6.22	$5.86	150%
2015	1 of 3	$5.35	$5.91	$6.50	$(4.72)	0%

(1)
In accordance with the Long Term Incentive Plan (the “LTIP”) and the terms of each award, adjusted EPS, which excludes the impact of the sale of the nuclear power construction business on December 31, 2015 (approximately $1.1 billion after tax or $10.58 per share), was used for the determination of the earned value of 2013 and 2014 performance share grants having a performance period ending on December 31, 2015.  However, we were not able to deliver more value to our shareholders in the short term. Therefore, as permitted by the LTIP, the Committee elected to determine the level of payout for the 2015 performance share grant as if the automatic adjustment to the EPS performance target had not occurred, resulting in no vesting of the 2015 performance share grant.  If the Committee had not taken this action, and adjusted EPS had been used, that portion of the 2015 performance grant would have vested at or near target.

OTHER PRACTICES, POLICIES AND GUIDELINES
Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers requiring that they hold certain amounts of our stock. They are:

Title	Multiple of Base Salary
CEO	5.0x
Executive Vice President	3.0x
Vice Presidents	1.0x
Based on industry practice, there is a specified five-year period for our executives to meet the stock ownership targets from the date of appointment to the executive position, with periodic progress reporting to the Committee. As of December 31, 2015, all of the NEOs met our stock ownership guidelines.
Clawback Policy
If there is a restatement of the Company’s financial statements due to misconduct or fraud, we have a formal policy to recover, at the direction of the Committee in its sole discretion, all or any part of incentive payments (or, in the case of a stock award, the value realized by sale of the stock) that exceeds the amount that would have been paid to an individual based on the Company’s restated financial statements.  For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an award is required by law, and any other circumstance where the Committee determines in its sole discretion that an individual (i) personally and knowingly engaged in practices that materially contributed to material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company. Requirements of law include Section 304 of the Sarbanes-Oxley Act, under which, if the Company's financials must be restated as a result of misconduct, then our CEO and CFO must repay incentive compensation, equity based compensation, and stock sale profits if received during the twelve-month period following the initial filing of the financial statements that required restatement.
Anti-Hedging Policy
Our insider trading and anti-hedging policy prohibits employees and directors from engaging in any short-term speculative trading in our stock, as well as hedging and other derivative transactions with respect to our stock.
Change of Control Severance Agreements
We have change of control severance agreements with our CEO and his executive officer direct reports. These agreements are intended to assure the retention and performance of executives if a change of control of the Company is pending or threatened. These agreements are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive's full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are consistent with general industry best practices. We describe these agreements in detail beginning on page 34 of this Proxy Statement.
Benefits and Perquisites
In general, we cover executive officers under the benefit programs described below to provide them with the opportunity to save for retirement and to provide a safety net of protection against the loss of income or increase in expense that can result from termination of employment, illness, disability, or death. Apart from change of control arrangements, the benefits we offer to our executive officers are generally the same as those we offer to our salaried employees, with some variation based on industry practices.
Retirement Benefits
401(k) Plan. We offer eligible employees, including our executive officers, the ability to participate in a 401(k) plan, a broad based tax qualified defined contribution plan. Eligible employees may make pre-tax salary deferrals and Roth 401(k) after tax contributions under Section 401(k) of the Internal Revenue Code (the "Code"). A Company matching contribution up to 4% of a participating employee's considered earnings is offered. The potential of an additional discretionary Company contribution is also available to eligible employees who meet specific service criteria; no such discretionary Company contribution was made for 2015. Company contributions are allocated to participants' accounts according to the plan formulas. Participants can invest their accounts in any of a selection of investment funds, plus a Company stock fund for eligible employees.
Excess and Deferred Compensation Plans. The Code limits tax-advantaged benefits for highly compensated employees under the 401(k) Plan in several ways: nondiscrimination rules that restrict their deferrals and matching contributions based on the average deferrals and matching contributions of non-highly compensated employees; limits on the total dollar amount of additional contributions for any employee; limits on the total annual amount of elective deferrals; and a limit on the considered earnings used to determine benefits under the 401(k) Plan.
We maintain an excess benefit plan (the "Excess Plan") to provide retirement benefits for our senior managers (including our executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. Therefore, we contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to the participants' 401(k) Plan accounts but for the Code limitations, and the contributions by the Company actually made to their 401(k) Plan accounts. We make contributions for the Excess Plan to a so-called rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants' designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan. Participants can invest their accounts in any of a selection of mutual funds offered under the Excess Plan.
We also maintain a deferred compensation plan (the "Deferred Compensation Plan"). This allows our senior managers (including our executive officers) to defer part of their salary and part or all of their cash incentive compensation. These deferrals are paid upon retirement or other termination of employment or other scheduled events as elected by the participant. These deferrals are also held in a rabbi trust. Earnings on these deferrals are determined by participants' designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan and the Excess Plan.
We have not created any defined benefit, actuarial or supplemental executive retirement plans ("SERPs") for our executive officers or any other U.S. salaried employees. We do, however, sponsor one frozen plan due to a prior acquisition.

Employee Stock Purchase Plan. We maintain an employee stock purchase plan (the "Stock Purchase Plan") intended to qualify under Section 423 of the Code. The Company adopted the Stock Purchase Plan to give eligible employees the opportunity to buy Company stock in a tax-effective manner and thus help align their interests with those of our shareholders generally. Under the Stock Purchase Plan, employees, including executive officers, electing to participate are granted an option to purchase shares on a specified future date. The purchase price is 85% of the fair market value of such shares on the date of purchase. During specified periods preceding the purchase date, each participating employee can designate up to 8% of pay (up to a limit of $25,000 per calendar year) to be withheld and used to purchase as many shares as such funds allow at the discounted purchase price.
Other Benefits
Our executive officers receive other benefits that we provide to our salaried employees generally. These are:

•	Medical benefits, including post-retirement medical benefits for eligible employees who retire;

•	Group term life insurance; and

•	Short-term and long-term disability protection.
We also provide miscellaneous personal benefits to our senior managers (including our executive officers). These may include:

•	Leased automobiles or automobile allowance, which facilitate travel on Company business;

•	Club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders;

•	Annual physical examinations, to promote good health;

•	Services to provide effective tax and financial planning; and

•	Travel and temporary housing expenses to those who have relocated in connection with their employment.
We authorize limited personal use of corporate aircraft for our CEO in order to minimize his time away from the office and protect his personal security. He is not required to reimburse us for such use, but is required to pay the associated income taxes. We do not reimburse or gross up any such taxes. Supervisory Board members and executive officers are allowed limited business use of the corporate aircraft per policy.
Termination of employment by "retirement" entitles our eligible employees, including our executive officers, to post-retirement vesting in certain incentive compensation and equity awards plus an extended time to exercise stock options, subject to the schedule set forth in the particular award and/or approval of the Committee. Termination of employment by "retirement" also entitles our eligible employees hired before January 1, 2011 to certain post-retirement medical benefits under our current retiree medical plan. Retirement does not entitle our employees to any additional pension or other actuarial plan benefits, such as SERPs, nor to additional contributions or vesting under a 401(k) Plan.
Tax, Accounting and Regulatory Considerations
We take tax, accounting and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. We want to pay compensation in the most tax-effective manner reasonably possible and therefore take tax considerations into account. As discussed above under "Elements of our Compensation," our decision to provide restricted stock in the form of restricted stock units rather than restricted stock shares is based on the interplay between The Netherlands taxes and applicable tax credits.
We also consider the requirements of Sections 162(m) and 409A of the Code. Section 162(m) provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the Chief Executive Officer and each of the three-highest paid executive officers other than the Chief Financial Officer) will not be deductible for purposes of U.S. corporate income taxes unless it is "performance-based" compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our annual ICP and LTIP are designed in a form so that eligible performance-based payments under those plans can qualify as deductible performance-based compensation. Since we want to promote, recognize and reward performance which increases shareholder value, we rely heavily on performance-based compensation programs which will normally meet the requirements for "performance-based" compensation under Section 162(m). However, we pay compensation that does not satisfy the requirements of Section 162(m) where we believe that it is in the best overall interests of the Company.
Section 409A provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest unless it is paid pursuant to a plan and procedures meeting certain requirements of the Code.

Report of the Organization and Compensation Committee of the Supervisory Board
We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2015. Based on that review and discussion, we recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
W. Craig Kissel (Chairman)
James R. Bolch
Deborah M. Fretz
Michael L. Underwood

EXECUTIVE OFFICER COMPENSATION TABLES
The following tables summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2015. We have not entered into any employment agreements with any of the named executive officers. The performance-based conditions and criteria for determining amounts payable with respect to our non-equity incentive compensation plan are described above on pages 23 to 26.
SUMMARY COMPENSATION TABLE

Name & Principal Position(a)	Year (b)	Salary ($) (c)	Bonus (3) ($) (d)	Stock Awards (1) ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation (2) ($) (i)	Total ($) (j)
Philip K. Asherman,	2015	$1,311,848	$—	$16,391,192	$1,892,772	$576,330	$20,172,142
President and Chief	2014	$1,202,308	$—	$9,637,106	$2,688,000	$751,426	$14,278,840
Executive Officer	2013	$1,208,269	$2,000,000	$8,438,590	$2,528,064	$530,335	$14,705,258

Michael S. Taff,	2015	$491,693	$—	$5,819,569	$601,953	$35,669	$6,948,884
Executive Vice President and
Chief Financial Officer (4)

Ronald A. Ballschmiede,	2015	$173,077	$—	$4,648,616	$—	$80,944	$4,902,637
Former Executive Vice President and	2014	$600,001	$—	$2,242,868	$816,000	$110,117	$3,768,986
Chief Financial Officer (5)	2013	$576,916	$—	$1,976,989	$818,938	$133,352	$3,506,195

Patrick K. Mullen,	2015	$676,769	$—	$3,162,366	$592,833	$117,988	$4,549,956
Executive Vice President and	2014	$613,461	$—	$1,708,844	$829,600	$90,947	$3,242,852
President Engineering & Construction	2013	$518,868	$—	$1,160,319	$543,415	$90,213	$2,312,815

Luke V. Scorsone,	2015	$676,769	$—	$2,640,753	$592,833	$106,582	$4,016,937
Executive Vice President and	2014	$650,000	$—	$3,601,951	$884,000	$186,408	$5,322,359
President Fabrication Services	2013	$659,011	$—	$1,188,298	$824,980	$213,198	$2,885,487

Richard E. Chandler, Jr.,	2015	$572,615	$—	$2,574,366	$501,628	$90,895	$3,739,504
Executive Vice President,	2014	$511,540	$—	$1,388,446	$693,600	$73,056	$2,666,642
Chief Legal Officer and Secretary	2013	$512,780	$—	$1,423,529	$613,183	$97,610	$2,647,102

(1)
The amounts in column (e) represent the aggregate grant date fair market value of equity awards under the LTIP, each computed in accordance with FASB ASC Topic 718, for the fiscal years ended December 31, 2015, 2014, and 2013 (where applicable). Assumptions for the calculation of amounts in column (e) are included in Note 16 to the Company’s audited financial statements for the year ended December 31, 2015, filed with the SEC on February 25, 2016. For the current year, these awards are also reflected in the Grants of Plan-Based Awards Table on page 31. The performance share grants included in column (e) may vest between 0% and 200% depending on performance, as explained in note (2) to the Grants of Plan-Based Awards Table.

(2)
All other compensation reported for 2015 represents personal benefits, contributions by us to our 401(k) Plan and Excess Plan, whether vested or unvested, life insurance premiums for the benefit of the executive, and dividends on unvested equity compensation awards. The amount of contributions to the 401(k) Plan and Excess Plan, respectively, whether vested or unvested, contributed or currently expected to be contributed with respect to compensation earned in 2015 for each named executive officer are as follows: Philip K. Asherman, $10,600, $149,394; Ronald A. Ballschmiede, $10,600, $28,963; Patrick K. Mullen, $10,600, $49,655; Luke V. Scorsone, $10,600, $51,831; and Richard E. Chandler, Jr, $10,600, $40,049. The amount of dividends on unvested equity compensation awards for Mr. Asherman was $31,140 and for Mr. Ballschmeide was $19,659. Personal benefits consisted of Company leased vehicles or allowances for vehicles and vehicle maintenance, club membership fees, financial planning assistance, physicals for the executive and his or her spouse, relocation expenses, and personal air travel by our Chief Executive Officer, all of which are valued at the actual cost charged to or incremental cost borne by us. Personal benefits in excess of the greater of $25,000 or 10% of the total amount of personal benefits for such executive officer include: Mr. Asherman's personal use of corporate aircraft, which is reviewed and approved annually by the Supervisory Board, and authorized for security purposes and to minimize personal time away from the office, $296,502. Mr. Asherman is a member of the Supervisory Board but receives no additional compensation for being a member of the Supervisory Board.

(3)	The 2013 special bonus was awarded on February 20, 2014, payable in restricted stock units vesting 33 1/3% per year based on the closing price of the stock on February 20, 2014.

(4)	Mr. Taff first became a named executive officer in 2015.

(5)
Mr. Ballschmiede retired from the Company in March 2015. Company approval of his retirement permitted him to vest immediately in his restricted stock unit awards and to have extended vesting in performance awards with previously established financial metrics that would potentially be achieved by the Company in 2015, 2016 and 2017. As described above, along with the other named executive officers at that time, Mr. Ballschmiede received stock awards in February 2015 which had an aggregate grant date fair market value of $2,177,716. In connection with his retirement from the Company, Mr. Ballschmiede’s unvested stock awards granted in 2015 were modified to qualify for retirement status under the LTIP. This accelerated vesting did not change the original number of shares granted, and the economic value to Mr. Ballschmiede or the Company of the previously awarded stock is the same as Mr. Ballschmiede would have received had he remained an employee through December 13, 2020, his retirement eligibility date under the 2015 grant. However, in accordance with FASB ASC Topic 718, the shares with accelerated vesting were treated as new grants, resulting in an incremental fair value of $2,470,900 for the purpose of the Summary Compensation Table and an incremental 2015 expense of $811,716.
GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (i)	All Other Stock Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
Name(a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Philip K.
Asherman	1/21/2015				65,121	130,241	260,482	43,414	—	$—	$6,614,202
	2/19/2015	$—	$1,764,000	$3,528,000	81,546	163,092	326,184	71,537	—	$—	$9,776,990
Michael S.
Taff (5)	4/1/2015	$—	$561,000	$1,122,000	16,742	33,484	66,968	79,965	—	$—	$5,429,669
	12/31/2015				—	—	—	10,000	—	$—	$389,900
Ronald A.
Ballschmiede (6)	2/19/2015	$—	$—	$—	15,533	31,065	62,130	21,196	—	$—	$2,177,716
	3/12/2015				15,533	31,065	62,130	21,196	—	$—	$2,470,900
Patrick K.
Mullen	2/19/2015	$—	$552,500	$1,105,000	16,994	33,987	67,974	23,190	—	$—	$2,382,566
	12/31/2015				—	—	—	20,000	—	$—	$779,800
Luke V.
Scorsone	2/19/2015	$—	$552,500	$1,105,000	18,835	37,670	75,340	25,703	—	$—	$2,640,753
Richard E.
Chandler, Jr.	2/19/2015	$—	$467,500	$935,000	15,581	31,161	62,322	21,262	—	$—	$2,184,466
	12/31/2015				—	—	—	10,000	—	$—	$389,900

(1)
Awards under the annual ICP establish threshold (minimum) performance targets, as explained on pages 23 and 24. However, no incentive compensation is paid for mere threshold (minimum) achievement. Incentive compensation becomes payable only to the extent the thresholds are exceeded. The amount payable for target achievement is shown in column (d). The amount shown in column (e) is the maximum of 200% of such target amount. These amounts are based on the individual’s current salary and position. The actual payments resulting from these awards for 2015 are shown in column (g) of the Summary Compensation Table.

(2)
The amounts shown in column (f) reflect the minimum stock awards of performance shares under our LTIP which is 50% of the target award shown in column (g). The amount shown in column (h) is 200% of such target award. Performance shares granted on February 19, 2015 and, for Mr. Taff, April 1, 2015, vest 33 1/3% per year based on EPS targets for the preceding year as of the end of the applicable performance period, while the special market performance-based award granted on January 21, 2015 to Mr. Asherman (discussed on page 17) and included in this column vests 100% on December 31, 2018 based on the Company's TSR performance against a group of peer companies. The grant date fair market value of these awards for 2015 is also included in column (e) of the Summary Compensation Table. The actual stock awards for 2015, based on 2015 performance for these awards plus performance stock awards granted in 2014 and 2013, are discussed on pages 25 and 26.

(3)
These awards are restricted stock units made under our LTIP. The awards granted on February 19, 2015; for Mr. Taff, April 1, 2015; and for Messrs. Taff, Mullen, and Chandler, December 31, 2015; vest 25% per year over four years on the anniversaries of the grant date, while the special restricted stock award granted on January 21, 2015 to Mr. Asherman (discussed on page 17) and included in this column vests 100% on December 31, 2018. If dividends are paid on shares, participants are paid as compensation at the same time and on the same basis as the underlying restricted stock vests at an amount equal to accumulated dividends. The grant date fair market value of these awards is also included in column (e) of the Summary Compensation Table.

(4)	The grant date fair market values of stock awards are computed in accordance with FASB ASC Topic 718.

(5)	Mr. Taff first became a named executive officer in 2015.

(6)	Mr. Ballschmiede retired from the Company in March 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)				Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Philip K. Asherman	9,990		$30.510	2/21/2017	8,255	(2)	$321,862	35,389	(12)	$1,379,817
	9,136		$29.610	2/28/2017	22,166	(3)	$864,252	56,752	(13)	$2,212,760
	9,991		$45.310	2/21/2018	26,661	(4)	$1,039,512	130,241	(14)	$5,078,097
	4,356		$45.360	2/22/2018	16,696	(5)	$650,977	163,092	(15)	$6,358,957
	17,473		$47.000	2/27/2018	43,414	(7)	$1,692,712
	13,271		$9.280	12/5/2018	71,537	(8)	$2,789,228
	160,757		$8.190	2/20/2019
	9,991		$8.190	2/21/2019
	4,356		$8.190	2/22/2019
	9,991		$22.100	2/21/2020
	7,995		$22.280	2/22/2020
	4,356		$22.280	2/22/2020
	4,356		$33.630	2/22/2021
Michael S. Taff					22,847	(9)	$890,805	33,484	(16)	$1,305,541
					57,118	(10)	$2,227,031
					10,000	(11)	$389,900
Ronald A. Ballschmiede (17)	4,430		$30.510	2/21/2017				7,182	(12)	$280,026
	4,430		$45.310	2/21/2018				11,351	(13)	$442,575
	1,270		$45.360	2/22/2018				31,065	(15)	$1,211,224
	3,790		$47.000	2/27/2018
	12,110		$9.280	12/5/2018
	68,006		$8.190	2/20/2019
	4,430		$8.190	2/21/2019
	1,270		$8.190	2/22/2019
	4,430		$22.100	2/21/2020
	2,332		$22.280	2/22/2020
	1,270		$22.280	2/22/2020
	1,270		$33.630	2/22/2021
Patrick K. Mullen					740	(2)	$28,853	4,216	(12)	$164,382
					4,107	(3)	$160,132	8,648	(13)	$337,186
					6,320	(4)	$246,417	33,987	(15)	$1,325,153
					23,190	(8)	$904,178
					20,000	(11)	$779,800
Luke V. Scorsone		545	$33.630	2/22/2021	2,071	(2)	$80,748	4,317	(12)	$168,320
					4,206	(3)	$163,992	8,108	(13)	$316,131
					5,925	(4)	$231,016	37,670	(15)	$1,468,753
					23,145	(6)	$902,424
		`			25,703	(8)	$1,002,160
Richard E. Chandler, Jr.					1,728	(2)	$67,375	5,172	(12)	201,656
					5,039	(3)	$196,471	7,027	(13)	273,983
					5,135	(4)	$200,214	31,161	(15)	1,214,967
					21,262	(8)	$829,005
					10,000	(11)	$389,900

(1)
Options granted December 5, 2008 and expiring December 5, 2018, and options granted February 20, 2009 and expiring February 20, 2019, vested in two 50% installments on the first and second anniversaries of the respective grant date. All other options are "retention options" that vest on the seventh anniversary of the grant of the option, but may vest on the third anniversary of the grant if the holder has held continuously until such date shares awarded as performance shares or granted as restricted shares or units for which restrictions have lapsed.

(2)	Restricted stock awarded 2/16/12 is scheduled to vest ratably each year through 2/16/16.

(3)	Restricted stock awarded 2/21/13 is scheduled to vest ratably each year through 2/21/17.

(4)	Restricted stock awarded 2/20/14 is scheduled to vest ratably each year through 2/20/18.

(5)
Restricted stock awarded 2/20/14 is scheduled to vest ratably each year through 2/20/18. This stock was awarded as a bonus for 2013 and is reported for 2013 in column (d) of the Summary Compensation Table on page 30.

(6)	Restricted stock awarded 3/19/14 is scheduled to vest 100% on 3/19/17 if the individual is still in our employment on that date.

(7)
Restricted stock awarded 1/21/15 is scheduled to vest 100% on 12/31/18 if the individual is still in our employment on that date, unless there is a qualifying termination or a change in control prior to that date.

(8)	Restricted stock awarded 2/19/15 is scheduled to vest ratably each year through 2/19/19.

(9)	Restricted stock awarded 4/1/15 is scheduled to vest ratably each year through 4/1/19.

(10)	Restricted stock awarded 4/1/15 is scheduled to vest ratably each year through 4/1/19.

(11)	Restricted stock awarded 12/31/15 is scheduled to vest ratably each year through 12/31/19.

(12)	Performance shares awarded 2/21/13 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(13)	Performance shares awarded 2/20/14 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(14)	Market based performance shares awarded 1/21/15 are scheduled to vest 100% on 12/31/18 if the individual is still in our employment on that date.

(15)	Performance shares awarded 2/19/15 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(16)	Performance shares awarded 4/1/15 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(17)	Mr. Ballschmiede retired from the Company in March 2015.
OPTION EXERCISES AND STOCK VESTED
The following table includes information with respect to restricted stock and performance share vesting, and options exercised, by the named executive officers in 2015.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Philip K. Asherman	—	$—	48,334	(1)	$1,970,068
			113,342	(2)	$3,803,758
Michael S. Taff	—	$—	—	(1)	$—
			—	(2)	$—
Ronald A. Ballschmiede (3)	—	$—	52,434	(1)	$1,564,339
			22,877	(2)	$767,752
Patrick K. Mullen	—	$—	5,808	(1)	$237,684
			14,918	(2)	$500,648
Luke V. Scorsone	—	$—	8,327	(1)	$337,592
			14,715	(2)	$493,835
Richard E. Chandler, Jr.	—	$—	10,290	(1)	$441,727
			15,614	(2)	$524,006

(1)	Restricted stock vesting in 2015.

(2)	Performance shares earned in 2015.

(3)	Mr. Ballschmiede retired from the Company in March 2015.

NONQUALIFIED DEFERRED COMPENSATION
We adopted the Excess Plan to provide retirement benefits for our eligible employees (including executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. We contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to participants’ 401(k) Plan accounts but for the Code limitations, and the contributions actually made to participants’ 401(k) Plan accounts. Contributions to the Excess Plan are paid into a rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives can change the election of investments at any time without restriction. At the time an executive becomes a participant, he or she elects whether distribution will occur on a designated date, or upon termination of employment or a designated date thereafter. Executives are not permitted to make contributions to the Excess Plan.
We have also adopted the Deferred Compensation Plan. Contributions to the Deferred Compensation Plan are paid into a rabbi trust. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan and the Excess Plan. Executives make contributions to the Deferred Compensation Plan at the time they are paid compensation. Executives can change the election of investments at any time without restriction.
The following table summarizes certain nonqualified deferred compensation contributions made or currently planned to be made for 2015 pursuant to our Excess Plan. No named executive officers contributed to the Deferred Compensation Plan in 2015.

Name(a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Philip K. Asherman	$—	$149,394	$174	$—	$1,757,085
Michael S. Taff	$—	$—	$—	$—	$—
Ronald A. Ballschmiede (1)	$—	$28,963	$(29,091)	$605,507	$—
Patrick K. Mullen	$—	$49,655	$(1,562)	$—	$202,224
Luke V. Scorsone	$—	$51,831	$37	$—	$372,647
Richard E. Chandler, Jr.	$—	$40,049	$(1,780)	$—	$176,931
(1) Mr. Ballschmiede retired from the Company in March 2015.
All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table for the last completed fiscal year. Amounts in the "Aggregate Balance" column that represent past contributions have been reported in the Summary Compensation Tables of our proxy statements in prior years. No amounts reported as earnings have been reported as compensation to the named executive officer.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Vesting or Payment of Benefits, Absent a Change of Control
Annual ICP.    Compensation under the annual ICP may be payable in part on certain terminations of employment. Generally, no incentive compensation is paid if employment terminates before the last day of the incentive compensation year. However, pro-rata annual incentive compensation, based on the time the executive officer is actually employed during the incentive compensation year, may be payable if termination of employment occurs by retirement, death or disability. "Retirement" for this purpose is a termination of employment after age 65, or after 30 years of service, or after age 55 with 10 years of service.
LTIP.    Generally awards under the LTIP are forfeited if employment terminates before the vesting date provided in the applicable award agreement. However, the award agreements provide that upon termination of employment for death, retirement, disability or dismissal for the convenience of the Company (other than an involuntary termination of employment for willful misconduct or gross negligence as it may be determined by the Organization and Compensation Committee) any unvested options will continue to vest and be exercisable for a period of up to five years after the date of termination or ten years after the date of grant, whichever is earlier, and any unvested restricted stock awards will immediately vest. In order to encourage a long-term decision making perspective for senior management approaching retirement, performance shares provide that if termination is a result of death, disability or retirement, any performance shares that would vest for performance in any of the following years will also vest if performance metrics are met for the respective year. If the termination is a dismissal for the convenience of the Company, performance shares that would vest related to the year of termination will vest if performance metrics are met for that year, but performance shares that relate to any later year are forfeited regardless of performance. If the retirement, death, disability or dismissal for the convenience of the Company of an executive officer occurred on the last business day of 2015, the number of options and shares of restricted stock that would continue to vest would be the same as the number of unexercisable options and the number of shares that have not vested shown in columns (c) and (g) and (h) (as applicable) of the Outstanding Equity Awards at Fiscal Year-End Table above.
Nonqualified Deferred Compensation Plan.    To the extent elected by the executive, vested nonqualified deferred compensation would be payable upon any termination of employment up to the vested amount of the aggregate account balance as shown in column (f) of the Nonqualified Deferred Compensation Table above.
Broad-Based Benefit Arrangements.    The Company also provides death and disability benefits, 401(k) plan benefits, and medical benefits under broad-based plans that do not discriminate in scope, terms or operation in favor of its executive officers and that are available generally to all eligible U.S. salaried employees. Prior to January 1, 2009, termination of employment by retirement as defined in the applicable plan entitled our employees (including our named executive officers) to post-retirement medical benefits. Effective January 1, 2009, for employees (including executive officers) hired on or after that date but before January 1, 2011, we revised our retiree medical plan to eliminate post-retirement medical benefits after age 65. Effective January 1, 2011, for employees (including executive officers) hired on or after that date, no post-retirement medical benefits (pre-65 or post-65) are provided.
Change of Control and Severance Benefits for Named Executive Officers
Severance Benefits.    We have no general severance benefit plans covering named executive officers. Depending on the circumstances we may enter into specific separation agreements with executive officers (or others) who leave the Company.
Change of Control Agreements.    As of December 31, 2015, we had change of control severance agreements ("Agreements") with our Chief Executive Officer and all of his executive officer direct reports. These Agreements are substantially identical except that there is no tax gross-up for Agreements executed after May 2008 (See Special Payments Relating to a Change of Control). These Agreements are intended to assure the retention and performance of executives if a "change of control" of the Company is pending or threatened, to reduce the distraction of our executives that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company and to provide the executive with compensation and benefits following a change of control that are competitive with those of similarly situated corporations.
Each Agreement provides for acceleration and payment of certain previously awarded benefits upon a change of control of the Company and certain additional benefits upon the executive’s termination of employment by the Company without "cause," or by the executive with "good reason," within a three-year period following the change of control. This period is set at three years to avoid giving the post-change Company a financial incentive to avoid severance obligations by keeping the executive employed in an unproductive capacity until his or her entitlement to those benefits expires. The Agreements also address termination within that period by the Company for cause, by the executive other than for good reason, or upon death or disability.
Under the Agreements, "change of control" generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 75% of Chicago Bridge & Iron Company ("Chicago Bridge"), or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). The Agreements use a 25% threshold to define a change of control because the stock ownership of the Company is fairly widely distributed, and a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.
Accelerated Vesting and Payment of Deferred Benefits Upon a Change of Control.    The Agreements do not provide "single trigger" benefits payable solely by reason of a change of control. However, they do provide for accelerated vesting and payment of certain previously awarded benefits. These are minimum pro-rata target incentive compensation, vesting in options, restricted shares and performance shares, and (if the change of control also meets the conditions of Section 409A of the Code for accelerated payment of deferred compensation), vesting and an immediate lump sum cash payment of all deferred compensation and of the value of all performance shares assuming achievement of target performance goals. The provisions for accelerated vesting and payment of deferred benefits are intended to avoid the risk of potential non-payment by the post-change Company, and to reflect that, depending on the post-change circumstances of the Company, it may be difficult, impossible or meaningless to apply pre-change targets for performance-based compensation. The applicable amounts of these benefits and the other benefits described here are shown in the tables below for each current named executive officer.
Benefits Payable or Provided upon a Change of Control and Termination Without Cause or For Good Reason.    The Agreements do not provide "modified single trigger" benefits that would allow an executive to leave for any reason and still receive the change-of-control severance benefit package. However, the Agreements provide "double trigger" benefits upon termination of employment by the Company without cause or by the executive for good reason during the three-year period following a change of control. In those events, the executive will be entitled to a lump sum payment of three times the sum of his or her annual minimum base salary plus minimum annual incentive compensation (which is at least equal to target incentive compensation). The factor of three is intended to cover the period that it might take a senior executive to find comparable employment. In addition, the promise of change of control severance benefits in these events is intended generally to supply adequate and sufficient consideration for the executive’s non-competition obligations described below. The executive will also be entitled to a payment of pro-rata minimum incentive compensation for the year of termination, payment of deferred compensation (to the extent not paid upon the change of control), continuation for him or her and his or her dependents of medical and other benefits for a three-year period after termination of employment, payment of the amount (if any) of 401(k) Plan benefits forfeited upon termination of employment and to receive Company-provided outplacement services. Benefit continuation for a three-year period is intended to cover the period that it might take a senior executive to find employment providing comparable benefits and to cushion the executive and his or her family against the possibility that no subsequent employment would provide comparable benefits. The executive has no duty to mitigate these benefits by seeking subsequent employment and they are not reduced for compensation or benefits in subsequent employment. The executive (as well as dependents if applicable) who joined the Company before January 1, 2011 is further entitled to certain post-termination medical coverage beginning at the later of age 50 or expiration of the three-year period after termination of employment, at active employee rates until age 65 and at retiree rates after age 65. These medical coverage benefits are secondary to any benefits the executive may receive through subsequent employment.

For purposes of these Agreements, "cause" includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. The executive is entitled to certain procedural protections before the Company can terminate employment for "cause." "Good reason" for resignation generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, incentive compensation, work location, plan and other payments, benefits and perquisites called for by the Agreement, other breach of the Agreement by the Company or adverse change in the terms and conditions of the executive’s employment, initiating a termination for cause without completing the termination within 90 days in compliance with the Agreement, any other purported termination of executive’s employment not contemplated by the Agreement, or failure of a successor to assume and perform the Agreement.
Benefits Payable or Provided upon Change of Control and Voluntary Termination, Death or Disability.    On voluntary termination by the executive without good reason during the three-year period following a change of control, the executive is entitled to payment of pro-rata minimum incentive compensation for the year of termination and payment of deferred compensation (to the extent not paid upon the change of control). On termination for disability or death during that three-year period, the executive (or his or her beneficiaries) is entitled to benefits under the Company’s broad-based disability and death plans with no enhancement except that such benefits may not be reduced below the greatest benefit level in effect during the 90-day period preceding the change of control. Upon termination for cause during the three-year period the executive is entitled to payment of deferred compensation (to the extent not paid upon the change of control). Upon any termination of employment during that three-year period, the executive is entitled to salary and accrued vacation pay through the termination date and reimbursement of business expenses incurred prior to termination.
Special Payments Relating to a Change of Control.    The Agreements executed on or before May 2008 provide that the Company will pay an amount necessary to reimburse each employee, on an after tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The Company continues to honor these Agreements for such executives, but all Agreements executed after May 2008 no longer include this reimbursement provision. Accordingly, such Agreements provide instead that the value of change-of-control benefits will be limited to an amount (generally, 299% of average compensation for the past five years) sufficient to avoid the excise tax, unless the net after tax-amount of the full benefits payable to the executive after taking the excise tax into account is at least 105% of such limited amount. Under all Agreements, the Company will also reimburse the executive’s legal fees and related costs incurred to obtain benefits under the Agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement.
Applicable Restrictive Covenants.    In exchange for the above benefits, the Agreements impose certain obligations on the executive that apply during employment (before or after a change of control) and after any termination of employment, including terminations of employment before any change of control happens, and regardless of the reason for termination of employment. These are an obligation to maintain the confidentiality of Company confidential information, not to engage directly or indirectly in competition with the Company, and not to solicit employees, customers, vendors and suppliers away from the Company or otherwise interfere with the Company’s customer, vendor and supplier relationships. A competitive business is defined to be any construction and engineering business specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever in the world the Company does business. The executive agrees that these covenants may be specifically enforced against him or her by injunction.
Tabular Disclosures of Potential Benefits Paid or Provided Upon Change of Control.    The following tables tally the benefits that would be paid or provided for each of the named executive officers. The tables assume that a change of control and a simultaneous without cause or good reason termination, a voluntary resignation without good reason, or a termination for cause, occurring on the last business day of 2015, applying the closing price of Company stock on that day (which was $38.99 per share). Benefits upon death or disability are omitted because they would be the same as under the Company’s broad-based plans as discussed above. A voluntary resignation without good reason on that date by Messrs. Asherman, Mullen and Scorsone would qualify as a "retirement" entitling those officers to incentive compensation, equity vesting and eligibility for the Company’s retiree medical benefit program, without regard to the change of control severance agreements. In addition, whether or not the termination is a retirement, Messrs. Asherman, Chandler, Mullen, Scorsone, and Taff would be fully vested in their benefits under the 401(k) Plan and the Excess Plan.
The table assumes that upon a termination for cause, the Organization and Compensation Committee would exercise its discretion to reduce any incentive compensation otherwise payable to zero even if the executive would otherwise qualify for "retirement" under the annual ICP, and that no change of control benefits would be payable. Accordingly, benefits on termination for cause would consist only of unpaid salary through the date of termination and other accrued vested benefits. For this reason, benefits upon termination for cause are omitted from the tables. For purposes of the Section 4999 gross-up, the applicability or not of the excise tax in the table is based on the assumptions of an excise tax rate of 20%, a marginal federal income tax rate of 39.6%, a 2.35% Medicare tax rate and state income tax rate applicable to the named executive officer, and the assumptions that no amounts will be attributed to reasonable compensation before or after the change of control and that no value will be attributed to the executive’s non-competition covenant. The value of health plan benefits is based upon and assumes that the executive will continue paying applicable employee (or retiree) premiums for coverage for the maximum period permitted by the Agreement. The table also assumes that the executive will not incur legal fees or related costs in enforcing the Agreement.

Benefits on Change of Control and Simultaneous Voluntary Termination
Name	Incentive Compensation	Options	Restricted Stock	Performance Shares	Deferred Compensation	Severance Payment	Out-Placement	Benefit Plan Continuation	Excise Tax Gross-Up
Philip K. Asherman	$1,892,772	$—	$7,358,495	$15,029,605	$1,618,171	$—	$—	$37,685	$—
Michael S. Taff	$—	$—	$—	$—	$1,131,775	$—	$—	$—	$—
Patrick K. Mullen	$592,833	$—	$1,826,694	$1,826,694	$175,888	$—	$—	$58,862	$—
Luke V. Scorsone	$592,833	$—	$1,953,178	$1,953,178	$324,086	$—	$—	$47,424	$—
Richard E. Chandler, Jr.	$—	$—	$—	$—	$1,131,775	$—	$—	$—	$—

Benefits on Change of Control and Simultaneous Discharge Without Cause or Termination for Good Reason
Name	Incentive Compensation	Options	Restricted Stock	Performance Shares	Deferred Compensation	Severance Payment	Out-Placement	Benefit Plan Continuation	Excise Tax Gross-Up
Philip K. Asherman	$1,892,772	$—	$7,358,495	$15,029,605	$1,618,171	$9,458,316	$252,000	$123,710	$—
Michael S. Taff	$601,953	$—	$3,507,735	$1,305,541	$1,131,775	$3,785,859	$132,000	$53,765	$—
Patrick K. Mullen	$592,833	$—	$2,119,360	$1,826,694	$175,888	$3,728,499	$130,000	$210,836	$—
Luke V. Scorsone	$592,833	$2,921	$2,380,310	$1,953,178	$324,086	$3,728,499	$130,000	$100,741	$—
Richard E. Chandler, Jr.	$501,628	$—	$1,682,935	$1,690,567	$1,131,775	$3,154,884	$110,000	$61,720	$—

DIRECTOR COMPENSATION

Name (1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (2) ($) (c)	Option Awards (3) ($) (d)	All Other Compensation (4) ($) (g)	Total ($) (h)
L. Richard Flury (5)	$280,000	$175,011	—	$15,815	$470,826
James R. Bolch (6)	$110,000	$175,011	—	$3,262	$288,273
Deborah M. Fretz (7)	$110,000	$175,011	—	$2,443	$287,454
W. Craig Kissel (8)	$130,000	$175,011	—	$3,170	$308,181
James H. Miller	$110,000	$175,011	—	$1,351	$286,362
Larry D. McVay (9)	$120,000	$175,011	—	$2,963	$297,974
Michael L. Underwood	$130,000	$175,011	—	$1,351	$306,362
Marsha C. Williams	$120,000	$175,011	—	$1,351	$296,362

(1)
Philip K. Asherman, President and Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a member of the Supervisory Board. The compensation received by Mr. Asherman as our employee is shown in the Summary Compensation Table on page 30.

(2)
Reflects the grant date fair market value computed in accordance with FASB ASC Topic 718. The number of stock awards outstanding at the end of the last completed year for each member of the Supervisory Board was 3,532. The stock awards were granted in May 2015.

(3)	No outside members of the Supervisory Board have option awards outstanding.

(4)	All other compensation includes the 15% discount on shares purchased (described below), above market interest on deferred compensation, and dividends on stock awards, as applicable.

(5)
Mr. Flury is the non-executive Chairman of the Supervisory Board. Mr. Flury receives 50% of his fees earned in cash, and as described below defers until 2017 42% of fees in cash and 8% of fees to purchase Company stock.

(6)	Mr. Bolch receives 50% of his fees earned in cash, and as described below defers until one year after retirement 42% of fees converted to Company stock and 8% to purchase Company stock.

(7)	Ms. Fretz, as described below defers until retirement 92% of her fees earned in cash and 8% of fees to purchase Company stock.

(8)	Mr. Kissel receives 92% of his fees earned in cash and applies 8% of fees to purchase Company stock.

(9)	Mr. McVay receives 92% of his fees earned in cash, and as described below defers until retirement 8% of fees to purchase Company stock.
As approved at the 2014 annual meeting of shareholders, members of the Supervisory Board received in 2015 as compensation for their services as members of the Supervisory Board the following: 1) members of the Supervisory Board who are not employees received an annual retainer of $110,000, except for the non-executive Chairman of the Supervisory Board, who received an annual retainer of $275,000, and 2) each member of the Supervisory Board received an annual equity retainer in the amount of $175,000 paid in restricted stock, priced as of the close of the market on the day the grant was made and which will vest on the one year anniversary of the date of the grant. Committee chairmen also received an annual retainer as follows: Audit Committee Chairman, $20,000; Organization & Compensation Committee Chairman, $20,000; Nominating Committee Chairman, $10,000; Corporate Governance Committee Chairman, $10,000; and Strategic Initiatives Committee Chairman, $5,000.
Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation in the form of cash or stock. Fees deferred in the form of cash are credited with interest at the rate of prime plus 1%, updated quarterly based on the prime rate for the first business day of each calendar quarter as published in the Wall Street Journal. For fees deferred in the form of stock, the number of shares of our stock is determined by dividing the fees earned by the closing price per share of our stock on the NYSE on the first trading day preceding the respective Supervisory Board meeting and such shares earn dividends at the regular rate and are converted into additional shares based on the closing price per share of our stock on the NYSE on the dividend payment date. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the NYSE on the first trading day following the end of each calendar quarter. Shares are issued either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.
In 2005, we adopted stock ownership guidelines for our members of the Supervisory Board. The guidelines state that each member of the Supervisory Board owns shares in our stock equal to at least five times the annual retainer. There is a five-year period for members of the Supervisory Board to meet these stock ownership targets. All members of the Supervisory Board satisfy these stock ownership guidelines.

RISK ANALYSIS
The Committee has considered the Company’s executive compensation structure to identify any design elements that might encourage excessive risk taking and, taking into account the comments of Pearl Meyer in their review requested by the Committee, does not believe the Company’s compensation practices present risks that are reasonably likely to have a material adverse effect on the Company.
The Company’s overall compensation philosophy, peer group selection process, and positioning are consistent with typical market practices. The mix of corporate and individual objectives to measure performance, coupled with the Committee’s discretion to reduce any annual cash incentive awards otherwise determined by the corporate objectives, should mitigate excessive risk taking by tying payout to multiple elements. Further, the use of both performance shares and restricted stock to provide long-term incentives similarly mitigates the risk of any one vehicle creating undue incentive to take on excessive risk. The Company emphasizes EPS as a performance measure, which is consistent with shareholder value creation.
In addition, the Company has shareholding requirements for executive officers, and the Committee has established a clawback policy that allows it to recover both cash and equity-based compensation negatively affected by fraud or misconduct resulting in a material restatement of the Company’s financial statements. The Committee will continue to monitor the Company’s compensation structure from the point of view of not encouraging risks inconsistent with the interests of our shareholders.

ITEM 3	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
At the Annual Meeting, you will be asked to vote on a non-binding, advisory resolution, commonly known as management "say-on-pay," to approve the compensation of the Company’s named executive officers, as disclosed in the Executive Compensation Discussion and Analysis and related tables and narrative disclosure on pages 15 to 37 of this Proxy Statement. This advisory shareholder vote gives you the opportunity to endorse or not endorse the compensation we pay our named executive officers.
The Company and its Supervisory Board and Organization and Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading "Executive Compensation Discussion and Analysis" in this Proxy Statement. We believe that our compensation policies and procedures are competitive, focused on pay for performance and strongly aligned with the long-term interests of our stockholders. They enable us to attract and retain talented executives who are critical to our business objectives of high growth and strong execution. We believe that our compensation philosophies, policies and objectives do not present or encourage excessive or unacceptable risks. As always, the Organization and Compensation Committee will continue to review all elements of the executive compensation program on a regular basis and external trends in compensation and take any steps it deems necessary to continue to fulfill the objectives of the program. Among other things:

•	We do not have employment agreements with our named executive officers. Each of them is employed "at will" and expected to provide exceptional personal performance to remain on the executive team;

•	We have significant stock ownership by our executives, reinforced by stock ownership guidelines, making their interests congruent with those of our shareholders;

•
We stress performance and at risk compensation by providing a significant portion of long-term incentives (70% for Mr. Asherman and 60% for his direct executive officer reports) in the form of performance shares, with the value dependent on meeting specified corporate performance targets, and not just the market price of the stock;

•
In 2015, 90% of the total target compensation of our Chief Executive Officer was incentive and stock based compensation, and on average was 78% for our other named executive officers. This strongly aligns executive rewards with annual, medium and long-term Company performance, including long-term stock price performance;

•	For annual cash incentive and long-term incentive compensation, our named executive officers participate in the same plans under the same formulas as senior management employees generally;

•	Both the Organization and Compensation Committee and its independent compensation consultant have reviewed our compensation programs to ensure they do not encourage excessive risk taking;

•	We do not have defined benefits, supplemental retirement benefits or actuarial retirement benefits. Our named executive officers get the same plan benefits as our salaried employees generally; and

•
The Organization and Compensation Committee’s independent compensation consultant does not perform any services for the Company other than those that support the Organization and Compensation Committee.

Shareholders are encouraged to carefully review the "Executive Compensation Discussion and Analysis" section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Supervisory Board. This means it will not overrule any decision by the Company or the Supervisory Board, create or change any fiduciary duties of the Company, the Supervisory Board, or its Organization and Compensation Committee, or create, reverse or nullify any legal obligation of the Company. However, the Organization and Compensation Committee will consider the outcome of the vote when reviewing and determining future executive compensation arrangements.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the advisory (non-binding) approval of the proposal to approve the compensation of the Company’s named executive officers, as disclosed in the Executive Compensation Discussion and Analysis and related tables and narrative disclosure.
As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that votes on the frequency of shareholder votes on executive compensation be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2018 annual meeting.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED TABLES AND NARRATIVE DISCLOSURE.

ITEM 4	ADOPTION OF ANNUAL ACCOUNTS FOR 2015
At the Annual Meeting, you will be asked to authorize the preparation of our Dutch statutory annual accounts and annual report of our Management Board in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2015 (the "Annual Accounts"), as required under Dutch law and our Articles of Association.
Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles ("Dutch GAAP") and Dutch law. The Annual Accounts contain certain disclosures, including those relating to employees and other matters, not required under generally accepted accounting principles in the United States ("U.S. GAAP"). Dutch GAAP generally requires us to amortize goodwill, which is not required under U.S. GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2015 Annual Report to Shareholders ("Annual Report"), also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbi.com, and may be obtained free of charge by request to our principal executive offices at Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF OUR ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

ITEM 5	DISTRIBUTION TO SHAREHOLDERS
Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions to shareholders. During 2015, we made four quarterly shareholder distributions in cash in anticipation of the final distribution for the year. These interim distributions were paid on March 31, June 30, September 30 and December 31, each at the rate of $0.07 per share, for an aggregate interim cash distribution of $0.28 per share.
We propose that no further distributions to shareholders be made in respect of the year 2015 and that the final shareholder distribution for 2015 shall equal the aggregate of the four interim distributions in cash amounting to $0.28 per share.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final distribution to shareholders.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PAYMENT OF THE FINAL DISTRIBUTION TO SHAREHOLDERS FOR 2015.

ITEM 6	DISCHARGE OF THE SOLE MEMBER OF OUR MANAGEMENT BOARD FROM LIABILITY
Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. During 2015, the sole member of the Management Board was Chicago Bridge & Iron Company B.V., our indirect wholly-owned subsidiary. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2015.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE DISCHARGE OF THE SOLE MEMBER OF OUR MANAGEMENT BOARD FROM LIABILITY FOR 2015.

ITEM 7	DISCHARGE OF THE MEMBERS OF OUR SUPERVISORY BOARD FROM LIABILITY
Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2015.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE DISCHARGE OF THE MEMBERS OF OUR SUPERVISORY BOARD FROM LIABILITY FOR 2015.

ITEM 8	APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP ("E&Y") be appointed as our independent registered public accounting firm for the year ending December 31, 2016. E&Y has acted as our independent registered public accounting firm since 2005. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint E&Y as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2016. If the appointment is not approved by affirmative vote or agreement on terms of engagement is not reached, the Supervisory Board in its discretion may appoint a qualified independent registered public accounting firm, based on what it determines to be in the best interest of the Company, to audit our accounts for the year 2016. No further meeting of shareholders will be held to approve such appointment.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE CONDITIONAL APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 30, 2016.

ITEM 9	EXTENSION OF AUTHORITY OF OUR MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 4, 2017
Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the 2015 annual meeting, the Company's shareholders authorized the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. Since the 2015 annual meeting and as of March 10, 2016, we have repurchased 4,629,725 shares under this authority. Such authority currently expires November 6, 2016.

The Management Board believes that we would benefit by extending the authority of the Management Board, acting with the approval of our Supervisory Board, to repurchase our shares. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may offer us the possibility of strengthening the value of our shares. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by us, or our subsidiaries, may generally never exceed 10% of the total number of our issued and outstanding shares.
In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately eleven million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 4, 2017.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 4, 2017 authorization of the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO OUR MANAGEMENT BOARD TO REPURCHASE SHARES.

ITEM 10	EXTENSION OF AUTHORITY OF OUR SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT RIGHTS TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 4, 2021
At the Annual Meeting, you will be asked to grant a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 4, 2021. Under the laws of the Netherlands and our Articles of Association, shareholders have a pro-rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders also have a pro-rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans.
If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2015 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on May 6, 2020.
If this proposal is approved by shareholders, the Supervisory Board will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Supervisory Board in its discretion deems appropriate, based on the Supervisory Board’s determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted. The Supervisory Board will also, if this proposal is approved by shareholders, have the authority to exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares, in the event that the Supervisory Board in its discretion believes that exclusion of pre-emptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company.

We are asking for an extension of our Supervisory Board's current authority to issue the existing authorized capital. Our request is merely an administrative matter and is not a request for additional authorized share capital. The authority of the Supervisory Board to issue shares, in any event, would be subject to compliance with the applicable rules of the NYSE, including the condition that any issuance of greater than 20% of our stock would require additional and specific shareholder approval.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital of the Company is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 4, 2021.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE DESIGNATION OF OUR SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 4, 2021.

ITEM 11	APPROVAL OF AMENDMENT TO THE CHICAGO BRIDGE & IRON 2008 LONG-TERM INCENTIVE PLAN
Chicago Bridge & Iron Company ("Chicago Bridge"), a subsidiary of the Company, as sponsor, has adopted the Chicago Bridge & Iron 2008 Long-Term Incentive Plan (the "LTIP"). The LTIP was approved by our 2008 annual general meeting of shareholders and amendments to the Plan were approved at our 2009 and 2012 annual general meetings of shareholders. The Plan was again approved at our 2014 annual general meeting of shareholders. The Board of Directors of Chicago Bridge has further amended the LTIP (the "Amendment"), subject to the approval of the Amendment by our shareholders.
The principal material change is an increase in the aggregate number of shares available for grant or award under the LTIP by 3,500,000 shares. Together with shares available for grant or award under the Plan before the Amendment, the LTIP will have 5,261,171 shares available for grant or award. A copy of the text of the Amendment is attached as Annex A to this proxy statement.
The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under the LTIP for the next several years. We believe that the additional 3,500,000 shares, under these circumstances, represents a reasonable amount of potential equity dilution and allows the Company to recruit, motivate, and retain talented employees and directors who will help us achieve our business goals, including creating long-term value for our shareholders.
As of March 10, 2016, 1,761,171 shares remain available for future grants and awards under the LTIP. During 2015 and this year through March 10, 2016, no options were granted under the LTIP, restricted stock awards of 634,510 and 665,165 shares, respectively, have been granted under the LTIP, and performance share awards at target of 701,301 and 674,626 shares, respectively, have been made under the LTIP.
As of March 10, 2016 there were 575,152 stock options outstanding with a weighted-average exercise price of $17.67 and a weighted-average remaining contractual life of 2.8 years; and 1,363,694 restricted shares outstanding (including 28,256 directors’ shares) subject to restrictions that they may not be sold or otherwise transferred until such restrictions have lapsed. As of that date, there were also 1,260,508 performance shares at target that are unvested and outstanding.
The Board is also asking the shareholders to re-approve the LTIP for purposes of Section 162(m) of the Code in order to permit certain awards that may be granted in the future under the LTIP to qualify as performance based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Code.
Reasons for Seeking Shareholder Approval
Shareholder approval of the Amendment increasing the number of shares available is required under the rules of the New York Stock Exchange applicable to the Company. If the Amendment to the LTIP is not approved, the Amendment will not go into effect. Awards may continue to be made under the LTIP in accordance with its terms as they existed prior to the Amendment until the shares remaining for Awards under the LTIP are exhausted.
Generally Section 162(m) of the Code does not permit publicly traded companies to take a tax deduction for compensation in excess of $1 million that is paid to the chief executive officer or any of the three other highest compensated executive officers in a calendar year, unless that compensation is paid under a performance based plan that has been approved by the stockholders and satisfies certain other criteria. If our shareholders do not re-approve our LTIP at the Annual Meeting, we may continue to grant awards under the LTIP but those grants may not qualify as performance-based compensation under Section 162(m) of the Code and the deductability of awards made to covered employees may be limited.
Summary of the LTIP
The principal provisions of the LTIP are summarized below. This summary is not a complete description of the LTIP. Shareholders are urged to read the full text of the proposed amendment to the LTIP attached as Annex A to this Proxy Statement, for additional information not contained in this summary.

Purpose. The objectives of the LTIP are to optimize the profitability and growth of the Company and its subsidiaries through incentives which link the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; to promote teamwork among participants; and to provide flexibility to the Company in its ability to motivate, attract and retain the services of participants who make significant contributions to the Company’s success and to allow participants to share in its success.
Duration. The LTIP will remain in effect, subject to the right of the Board of Directors of Chicago Bridge to amend or terminate the LTIP, until all shares subject to the LTIP shall have been awarded.
Types of Awards. The LTIP permits the granting of the following types of awards to employees of the Company or any of its affiliates: (1) stock options, including incentive stock options ("ISOs") and options other than ISOs ("nonqualified options"); (2) restricted stock (whether in the form of restricted stock shares or restricted stock units); and (3) performance shares or performance units conditioned upon meeting performance criteria (collectively, the "Awards").
Administration. The LTIP is administered by a committee ("LTIP Administration Committee") appointed by the Board of Directors of Chicago Bridge. However, as to Awards to any individual who is a member of that LTIP Administration Committee or an executive officer or a member of the Supervisory Board of the Company, the Organization and Compensation Committee of the Supervisory Board will act as the LTIP Administration Committee. In addition, the Organization and Compensation Committee may in its discretion exercise directly any function of the LTIP Administration Committee, including the making of Awards to any employees or nonemployee members of the Supervisory Board or nonemployee consultants. Subject to the foregoing, the LTIP Administration Committee will have the power, among other things, to select employees of the Company and its affiliates (and nonemployee members of the Supervisory Board or nonemployee consultants) to whom Awards are granted, and to determine the sizes and types of Awards and the terms and conditions of Awards. The LTIP Administration Committee is authorized to construe and interpret the LTIP and any related award agreements, to establish, amend or waive rules relating to plan administration, to amend outstanding Awards, and to make all other determinations which may be necessary or advisable for the administration of the LTIP. The LTIP Administration Committee may delegate its authority.
Shares Subject to the LTIP. Subject to the anti-dilution adjustment described below, a total of 5,444,221 shares were reserved for Awards under the LTIP as of May 2, 2012 (the 2012 approval date). The number of shares with respect to which Awards may be granted in the form of options to any single participant in any one fiscal year may not exceed 1,000,000. The number of shares with respect to which Awards may be granted in the form of restricted stock and performance shares/units combined to any single participant in any one fiscal year may not exceed 500,000. Shares may be held in a trust of the kind commonly known as a "rabbi" trust pending transfer to participants under an Award. All shares used to fulfill equity awards under the LTIP are currently intended to be treasury shares which have been or will be repurchased by the Company.
In the event of a stock dividend, stock split or other change in corporate capitalization, or a corporate transaction such as a merger, consolidation or spin-off, or a reorganization or liquidation of the Company, the LTIP Administration Committee shall adjust the number and class of shares which may be issued under the LTIP, the limitation on the number of shares that may be the subject of Awards under the LTIP, and the number, class and option or other purchase price of shares subject to outstanding Awards under the LTIP, as the LTIP Administration Committee deems appropriate and equitable to prevent dilution or enlargement of rights.
If any shares subject to any Award granted under the LTIP are forfeited or such Award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, are again available for grant under the LTIP. If shares are applied to pay the exercise price upon exercise of an option pursuant to the LTIP or applied to withholding of federal, state and local taxes pursuant to the LTIP, the shares so applied are added to the foregoing limitation in determining the number of shares remaining for grants pursuant to Awards, and shall be available for grants under the LTIP. No fractional shares are issued under the LTIP.
Eligibility. All employees of the Company and its affiliates, who are in salary grades 16 and above (approximately 6,409 persons), non-employee members of the Supervisory Board (8 persons) and non-employee consultants to the Company (0 person) are currently eligible to be participants. The LTIP Administration Committee selects from among these eligible individuals those to whom Awards are actually granted.
Stock Options. The LTIP Administration Committee grants options, which may be ISOs or nonqualified options, pursuant to Award agreements. The option price per share purchasable under any stock option will be determined by the LTIP Administration Committee, in its sole discretion, but cannot in any event be less than 100% of the fair market value of a share on the date the option is granted. On March 10, 2016 the closing price of the Common Stock was $34.62 per share. The LTIP Administration Committee determines, in its sole discretion, the term of each stock option and the time or times when it may be exercised. Options may be exercised by payment of the exercise price in cash, or, in the sole discretion of the LTIP Administration Committee, in shares with a fair market value equal to the exercise price of the option, or pursuant to a "cashless exercise" through a broker-dealer.
Restricted Stock. Restricted stock may be awarded in the form of restricted stock shares (which are shares issued by the Company subject to risk of forfeiture and restrictions on such shares), or restricted stock units (which are bookkeeping units evidencing a participant’s right to receive shares in the future upon or after the lapse of risks of forfeiture and restrictions on such units). Restricted stock shares or units may not be disposed of by the recipient until the restrictions established by the LTIP Administration Committee lapse. Upon termination of employment during the restriction period, all restricted stock is forfeited, subject to such exceptions, if any, as may be made by the LTIP Administration Committee. Award agreements may impose other restrictions or vesting conditions, including achievement of specific Company-wide, divisional or individual performance goals (which can include the performance goals described below).
Recipients are not required to pay for restricted stock other than by rendering of services or the payment of any minimum amount required by law. With respect to restricted stock shares, the participant has all of the rights of a shareholder, including the right to vote the shares and the right to receive any cash dividends, unless the LTIP Administration Committee shall otherwise determine. With respect to restricted stock units, the participant has the right to receive the equivalent of any cash dividends, unless the LTIP Administration Committee shall otherwise determine, but not the right to vote the shares. Restricted stock units are paid by issuance of the applicable number of shares at or after the satisfaction of the applicable vesting date.
Performance Awards. Performance shares pay out a variable number of shares of Common Stock depending on goal achievement. Performance units provide for payment of an amount, based either on the value of shares or appreciation in the price of shares, upon the achievement of performance goals. Such shares or units have an initial value determined by the LTIP Administration Committee as of the date of grant. In the case of a performance share, this value equals the value of a share of Common Stock. The LTIP Administration Committee selects the period during which one or more performance criteria designated by the LTIP Administration Committee are measured for the purpose of determining the extent to which performance shares or units will have been earned. The performance criteria which the LTIP Administration Committee may designate are operating income, earnings (before or after any of interest, taxes, depreciation and amortization), return on net assets, net income (before or after taxes), after tax return on investment, sales, revenue, EPS (excluding special charges, as reported to shareholders), total shareholder return, return on equity, total business return, return on invested capital, operating cash flow, free cash flow, economic value added, new business taken (measured by revenue, net income or operating income), and contract backlog, in each case where applicable determined either on a Company-wide basis or in respect of any one or more business units. The LTIP Administration Committee may apply any fixed combination of those performance measures and use target levels or target growth rates of any of those performance measures.
The LTIP Administration Committee, in its sole discretion, may designate that any Performance Award shall be an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Special rules will apply to those awards to the extent they are made to “covered employees” (within the meaning of Section 162(m) of the Code), as selected by the LTIP Administration Committee, with such special rules generally intended to ensure that those awards will qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. For example, for such awards, no later than ninety days following the commencement of the performance period, the LTIP Administration Committee will, in writing, designate one or more “covered employees,” select the performance criteria applicable to the performance period, and establish performance goals and amounts of awards, as applicable, which may be earned for the performance period. Following the completion of the performance period, the LTIP Administration Committee must certify in writing whether the applicable performance goals have been achieved for the performance period, and no award or portion of an award which is designated as “qualified performance-based compensation” will be considered earned or vested until the LTIP Administration Committee certifies in writing that the conditions to which the distribution, earning or vesting of such award is subject have been achieved. The LTIP Administration Committee may not increase during a year the amount of any Performance Award designated as “qualified performance-based compensation” that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments provided for by such award’s terms.
Performance awards may be paid in cash, stock, other property or a combination thereof. Recipients are not required to pay for performance awards other than by rendering services and any minimum consideration required by applicable law.
Change of Control. A change of control would occur in the event of the acquisition by anyone other than the Company or a subsidiary of the Company of a 25% or greater interest in the Company; certain mergers and other transactions which result in the Company’s shareholders owning 70% or less of the surviving corporation; or certain changes in the composition of the Supervisory Board. Upon a change of control, all options become exercisable, all restriction periods and restrictions on restricted stock lapse, and target payout opportunities attainable under all outstanding Awards of restricted stock, performance units and performance shares are deemed to be fully earned (with such Award denominated in shares becoming fully vested). The definition and consequences of a change of control may be varied in an Award agreement or other written agreement with the participant.

Recovery of Certain Awards. If any of the Company’s financial statements are required to be restated as a result of misconduct or fraud, the Company at the direction of the Organization and Compensation Committee in its sole discretion, may recover all or any portion of an Award (or in the case of a stock Award, the value realized by sale of the stock) that is negatively affected by any restatement of the Company’s financial statements as a result of misconduct or fraud. For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an Award is required by law, and any other circumstance where the Organization and Compensation Committee determines in its sole discretion that the individual personally and knowingly engaged in practices that materially contributed to a material noncompliance with any financial reporting requirement, or had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company.
Power to Amend. The Board of Directors of Chicago Bridge may amend, alter or discontinue the LTIP at any time without the approval of the shareholders of the Company, except that, other than in connection with a corporate transaction specified in the LTIP, options may not be repriced without shareholder approval.
Other Provisions. ISOs are not transferable unless an Award agreement provides for transferability. Restricted stock is not transferable prior to vesting. Performance shares and performance units are not transferable prior to payment except as provided in the Award agreement. However, all such Awards are transferable upon death under the laws of descent and distribution or by the participant’s designation of a beneficiary. In the discretion of the LTIP Administration Committee, withholding tax liabilities incident to the exercise of an option or other taxable event may be satisfied by withholding of shares.
New Plan Benefits
The benefits or amounts that will be received by or allocated to executive officers, non-executive directors, and employees other than executive officers under the LTIP are not yet determinable. Future Awards are in the discretion of the LTIP Administration Committee (including, as applicable, the Supervisory Committee), and cannot be determined at this time.
Tax Aspects of the LTIP
The following summarizes the U.S. federal tax consequences generally arising under present law with respect to awards granted under the LTIP. The grant of an option creates no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an ISO if the applicable ISO holding period is satisfied (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. In general, the grantee will realize ordinary income upon exercising a nonqualified option equal to the difference between the option price and the fair market value of shares on the date of the exercise. The Company will be entitled to a deduction for the same amount. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired by exercise of an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired by exercise of an ISO before the applicable ISO holding period has been satisfied.
The award of restricted stock shares or units generally will create no tax consequences for a participant or the Company at the time of the award. The participant will realize ordinary income (and the Company will normally be entitled to a corresponding deduction) when the restricted stock shares become freely transferable or the restrictions lapse, whichever occurs first, in the amount of the fair market value of the restricted stock shares at that time. The award of restricted stock units, performance shares and performance units generally will create no tax for a participant or the Company at the time of the award. The participant will realize ordinary income (and the Company will normally be entitled to a corresponding deduction) when the restricted stock units, performance stock or performance units are paid or transferred to the participant in the form of shares (or cash) at the time the units vest or the performance goals are attained. If, however, the restricted stock units, performance shares, or performance units are paid in the form of shares which continue to be nontransferable and subject to a substantial risk of forfeiture, the participant’s tax (and the Company’s deduction) will be incurred (and taken) when those restrictions lapse under the rules for restricted property described above.

Equity Compensation Plan Information
The following table gives information about the Company's common stock that may be issued under the LTIP, the Chicago Bridge & Iron 2001 Employee Stock Purchase Plan ("ESPP") and The Shaw Group Inc. 2008 Omnibus Incentive Plan ("OIP") as of December 31, 2015:

Plan Category	Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	LTIP	586,918	$17.75	2,828,830
	ESPP (1)	108,946	$33.76	3,267,920
Equity compensation plans not approved by security holders	OIP (2)	92,722	$43.92	766,883
Total		788,586	$23.03	6,863,633

(1)	Information for the ESPP reflects the options for the fourth quarter of 2015, which were exercised January 4, 2016, based on the number of shares and exercise price as determined January 4, 2016.

(2)
The OIP was assumed in connection with our acquisition of its sponsor in February 2013. The OIP provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Awards may be granted to individuals who were not employees of the acquiring group.

The affirmative vote of a majority of the votes cast at the meeting is required to approve the proposed amendment of the LTIP.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT OF THE CHICAGO BRIDGE & IRON 2008 LONG-TERM INCENTIVE PLAN.

ITEM 12	DISCUSSION OF DIVIDEND POLICY
Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.
Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not make distributions to shareholders if the distribution would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. The Management Board, with the approval of the Supervisory Board may in any year distribute one or more interim dividends in anticipation of the final dividend for that year.
We have declared and paid in 2015 quarterly cash distributions on our common shares; however, there can be no assurance that any dividends or distributions will be declared or paid in the future. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual distributions to shareholders), our Management Board and our Supervisory Board. Our Management Board and Supervisory Board will periodically evaluate distributions to shareholders in the future based upon general business and economic conditions, legal and contractual restrictions regarding the payment of shareholder distributions, our results of operations and financial condition, our cash requirements and the availability of surplus, and other relevant factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of shares registered in our New York registry will be paid to Computershare as New York Transfer Agent and Registrar.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2017 annual meeting must be received at our principal executive offices no later than November 24, 2016 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholders’ rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for annual meetings. Proposals from shareholders for next year’s annual meeting received at our principal executive offices after February 7, 2017 will be considered untimely. With respect to such proposals, we will vote all shares for which the Company has received proxies in the interest of the Company as determined in the sole discretion of its proxies.

By Order of the Supervisory Board of Directors

/s/ L. RICHARD FLURY
Non-Executive Chairman of the Supervisory Board of Directors

The Hague, The Netherlands
March 24, 2016

ANNEX A

2016 Amendment
to the
Chicago Bridge & Iron
2008 Long-Term Incentive Plan
The Board of Directors of Chicago Bridge & Iron Company, a Delaware corporation ("CB&I"), pursuant to the right reserved in the Company’s 2008 Long-Term Incentive Plan, as approved by the shareholders of Chicago Bridge & Iron Company N.V. (the "Company") on May 8, 2008, and subsequently amended on May 2, 2012 and again approved by the shareholders of the Company on April 30, 2014 (the "Plan"), hereby further amends the Plan as follows:
1. Section 4.1 of the Plan is amended to read as follows:
4.1. Number of Shares Available For Grants.  Subject to adjustment as provided in Section 4.3 herein, the number of Shares reserved for issuance to Participants under the Plan is 5,261,171, comprising 1,761,171 Shares available under the Plan immediately before the date of approval of the 2016 amendment to the Plan by the shareholders of the Company (the "2016 Approval Date"), and 3,500,000 new Shares approved for issuance to Participants under the Plan as of the 2016 Approval Date. The maximum aggregate number of Shares with respect to which Awards may be granted in any fiscal year to any Participant in the form of Stock Options is 1,000,000. The maximum aggregate number of Shares with respect to which Awards may be granted in the form of Restricted Stock Shares, Restricted Stock Units, Performance Shares and Performance Units combined in any fiscal year to any Participant is 500,000.
2. The foregoing amendments shall be effective on the date of, and subject to, the approval of this 2016 Amendment to the Plan by the shareholders of the Company.

A-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CHICAGO BRIDGE & IRON COMPANY N.V. C/O CB&I 2103 RESEARCH FOREST DRIVE THE WOODLANDS, TX 77380
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards that are mailed must be received by Broadridge no later than 11:59 P.M. Eastern Time on May 2, 2016.

To VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
CHICAGO BRIDGE & IRON COMPANY N.V.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
1.	To Vote For or Withhold vote for the election of the following nominees:	For	Withhold	For Other Nominee		For	Against	Abstain
	1a) Michael L. Underwood	☐	☐	☐	3.	☐	☐	☐
2.	2a) Deborah M. Fretz	☐	☐	☐	4.	☐	☐	☐
	2b) James H. Miller	☐	☐	☐	5.	☐	☐	☐
					6.	☐	☐	☐
					7.	☐	☐	☐
					8.	☐	☐	☐
					9.	☐	☐	☐
					10.	☐	☐	☐
					11.	☐	☐	☐

1.	To elect one member of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2017;
Nominees: 1a) Michael L. Underwood OR 1b) Westley S. Stockton
2.	To elect two members of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2019;
Nominees: First Position 2a) Deborah M. Fretz OR 2c) Luciano Reyes Second position: 2b) James H. Miller OR 2d) Travis L. Stricker
3.	To approve, by non-binding vote, the compensation of the Company's named executive officers;
4.
To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2015 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2015;

5.
To approve the final distribution to shareholders for the year ended December 31, 2015, in an amount of $0.28 per share, which has previously been paid out to shareholders in the form of interim distributions;

6.	To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2015;
7.	To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2015;
8.	To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2016;
9.
To approve the extension of the authority of our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital until November 4, 2017 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

10.
To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 4, 2021; and

11.	To approve an amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature [PLEASE SIGN WITHIN BOX]			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders: You can view the Notice and Proxy Statement and Annual Report With Form 10-K for Chicago Bridge & Iron Company N.V. on the Internet at www.proxyvote.com.

CHICAGO BRIDGE & IRON COMPANY N.V.
This Proxy is Solicited by the Supervisory Board of the Company

Proxy For Annual General Meeting of Shareholders
(Must be presented at the meeting or received prior to 11:59 P.M. Eastern Time on May 2, 2016)

The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints each of Richard E. Chandler, Jr., Chief Legal Officer and Secretary, and Walter G. Browning, Senior Associate General Counsel, Corporate as proxies, and each of them acting singly, of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 4, 2016 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on March 10, 2016 at such Meeting in respect of the resolutions specified on the reverse side hereof. This proxy is governed by Dutch law.

Please direct your proxy how he is to vote by placing an "x" in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no instructions are given on this Proxy Card, then the shares will be voted FOR the election of Messrs. Underwood and Miller and Ms. Fretz as directors and FOR Items 3 through 11.

The Proxy Card must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.
CHICAGO BRIDGE & IRON COMPANY N.V. P.O. BOX 11436 NEW YORK, N.Y. 10203-0436